                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                The Kroger Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                  ----------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               1997 ANNUAL REPORT
                                  ----------


                                 [KROGER LOGO]

                                [RECYCLING LOGO] COVER PRINTED ON RECYCLED PAPER

TO OUR FELLOW SHAREHOLDERS:
The Kroger Co. produced a strong performance in Fiscal Year 1997. New records were set for sales, cash flow, earnings, and earnings per share. These results are especially impressive because Kroger operations continued to grow at a rapid pace as we build for the future. During the year:
    . Retail square footage increased by 5.7% with 96 supermarket openings and expansions;
    . Distribution and technology enhancements were deployed at an accelerated rate;
    . Our Manufacturing divisions developed exciting new products that helped increase Kroger-brand sales and profits well above expectations.
Kroger shareholders benefited from these achievements as the value of Kroger shares rose 58% during 1997. Over the past five years, the price of Kroger shares has increased at a compounded annual rate of 38.1%.

1997 IN REVIEW
Earnings before a charge for early debt retirement were $444.0 million, compared to $352.7 million in 1996. Earnings per share rose 24% to $1.69 from $1.36. After the debt retirement charge, Kroger's net earnings were $411.7 million, or $1.57 per share. Operating cash flow increased 13.2% to $1.384 billion.
Sales in 1997 reached $26.6 billion, a 5.5% increase over 1996. Food store sales rose 5.5% and the convenience store group enjoyed a fine year, with sales increasing 6%.
At the end of 1997, Kroger operated 1,392 food stores under six names and 816 convenience stores under six banners. Retail operations are supported by 35 manufacturing plants that produce Kroger label products as well as items for other food manufacturing and retail clients.

FINANCIAL REVIEW AND DEBT REDUCTION
Kroger's financial structure continued to improve in 1997. Net interest expense declined 4.7% to $285.9 million, the lowest since 1988. Net total debt decreased $216 million to $3.2 billion. During 1997, Kroger invested $646 million in capital projects.

OPERATING STRATEGY, 1998-2000
Kroger's objective is to generate a minimum 13-15% annualized increase in earnings per share, calculated over each three year period. Management believes that the Company can produce this consistent growth because of several strategic advantages:
 . The combination store format. Kroger's combination stores are a formidable competitive format because they are large enough to offer one-stop shopping for the widest variety of household consumable products, yet small enough to be a convenient neighborhood store for time-pressed shoppers. Combination stores respond to customer preferences with a fully stocked supermarket, a complete pharmacy, and an array of specialty departments.
Strong financial capability enables Kroger to make substantial investments in building, expanding and remodeling stores. Capital investments for 1998 are projected to equal $775-$850 million, including real estate. This will enable the Company to open, relocate and expand approximately 90-100 supermarkets, remodel 60 stores and increase retail square footage about 5%.
 . Geographic diversity. Kroger supermarkets operate in 26 states and 30 major metropolitan areas, including high growth cities such as Atlanta, Denver, Nashville, Houston, and Phoenix. Moreover, we command the leading or second market share position in 28 of these major markets. As a result, the Company is well equipped to withstand intensified competitive challenges in one or more markets while producing strong financial results.
 . Kroger label products. Kroger brand products offer customers first-quality products at very attractive prices. These products build customer loyalty and earn increased profits for Kroger. Private label now accounts for more than 24% of grocery sales and a growing share of drug and general merchandise sales. During 1997, more than 160 new Kroger label products were introduced to the marketplace.

 . Economies of scale. As the nation's largest supermarket company, Kroger is able to reduce costs by generating economies of scale in key activities:
-- coordinated purchasing. Company-wide purchases of national brand items reduce product costs and enhance Kroger's competitive position. Volume-based transactions also reduce the cost of store supplies and equipment such as plastic bags, freezer cases, and fluorescent bulbs.
-- technology applications. Kroger continues to invest in sophisticated technologies that improve operating efficiencies in stores and distribution centers. Computer assisted ordering, now installed in more than 650 stores, enables stores to better manage shelf space by matching product selection and shipments to actual sales volume. Computer based store labor scheduling has been fully implemented across Company stores to schedule cashiers and baggers in response to business volumes. PRISM, an online manufacturing planning and control system, has been installed in the majority of the Company's plants and is reducing inventories and increasing plant productivity.
-- logistics improvements. Investments in new logistics systems will reduce the costs of transporting, stocking, and delivering products throughout the Company. During 1997, Kroger expanded one division distribution center and closed four satellite warehouses. In 1998, three new warehouses will be opened and two will be expanded. The new warehouse inventory network reduces the cost of warehouse receiving and order selection by continuously adjusting work assignments based upon "real time" information regarding product availability and location. Kroger is expanding the use of multi-temperature trailers that consolidate into one truck perishable products that must be maintained at different temperatures. These innovations will reduce working capital and improve the efficient, timely delivery of thousands of products to Kroger stores.
-- operational consolidations. The Company continues to reduce overhead costs by consolidating support functions such as accounting and data processing. These important functions are being consolidated into regional operations, reducing costs and improving efficiencies. The consolidation of the Dallas and Houston divisions into the Kroger Southwest Marketing Area is expected to produce substantial merchandising and administrative savings in our Texas operations.

LABOR RELATIONS
The Company successfully negotiated five major and numerous smaller collective bargaining agreements during 1997. Many of these are extended, 4-5 year contracts.

COMMUNITY ACTIVITIES
Retail store divisions, manufacturing units, and convenience stores encourage the involvement of Kroger associates in activities that benefit our communities and enhance the Company's reputation among customers, civic and charitable organizations, and public officials. Our community role was especially evident in the early Spring of 1997 when severe flooding ravaged the Midwest. Several Kroger divisions provided money, volunteer workers, and badly needed supplies to flood victims. Kroger Food Stores, dairies and bakeries, and customers contributed approximately $300,000 in product donations and cash contributions to displaced residents in southern Ohio, Kentucky, and West Virginia.
The Kroger Co. Foundation provides the Company's units with a stable source of non-operating funds for charitable contributions. In 1997, the Foundation contributed $2.9 million to a wide variety of non-profit and community organizations. In addition, Kroger divisions and manufacturing plants contributed millions of dollars of cash and product to assist local food banks and other charitable organizations.

THE YEAR AHEAD
Management believes that Kroger's strategies will continue to generate solid growth in our business and increased value for shareholders. The Company is well positioned geographically, strategically, and financially to continue our strong record of performance. We extend our sincere thanks to our 212,000 Kroger colleagues for their commitment and service to customers.

DIRECTOR AND EXECUTIVE CHANGES
Clyde R. Moore, President and Chief Executive Officer of Thomas & Betts Corporation, was elected to the Board of Directors. Richard W. Dillon, a member of the Board since 1983 and Chairman Emeritus of Dillon Companies, retired in September after a distinguished 46-year career.
During 1997, three executives were named Senior Vice Presidents: Paul W. Heldman, responsible for human resources and labor relations, in addition to his duties as General Counsel and Secretary; W. Rodney McMullen, Chief Financial Officer; and Don W. McGeorge, formerly President of the Columbus Marketing Area, responsible for corporate merchandising and several Kroger Marketing Areas. Lynn Marmer was promoted to Group Vice President-Corporate Affairs, succeeding Jack Partridge, who left Kroger after 20 years of exceptional service.
Patrick J. Kenney, Executive Vice President, retired in July after a distinguished 42-year career. Thomas E. Murphy, Group Vice President-Human Resources and Labor Relations, retired in January of 1998, concluding an outstanding 23-year career. Lyle Yates, President of the Dallas Marketing Area, retired in January, completing 41 years of devoted service. Charles Grass, retired in March as President of the Springfield Division of Dillon Companies after serving Kroger customers for 41 years. We extend our thanks to Pat, Tom, Lyle, and Charlie for their contributions to The Kroger Co.
Marnette Perry, who had been Vice President-Merchandising in Kroger's Delta Marketing Area was promoted to President of the Michigan Marketing Area. Ms. Perry succeeds Bruce A. Lucia, who was promoted to President of the Columbus Marketing Area. E. John Burgon was named President of King Soopers, replacing Don Gallegos, who became Chairman of King Soopers' Executive Committee after 31 years of distinguished service. Paul Scutt, Vice President-Merchandising for the Central Marketing Area, was promoted to Vice President of Dillon Companies, Inc. Van S. Tarver joined the Dillon Companies' Convenience Store group as President of Quik Stop Markets, Inc., replacing Larry Kranich who retired after 30 years of service.

 /s/  Joseph A. Pichler         /s/ David B. Dillon

 Joseph A. Pichler              David B. Dillon
 Chairman and                   President and
 Chief Executive Officer        Chief Operating Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                                Cincinnati, Ohio, April 13, 1998
To All Shareholders
of The Kroger Co.:
The annual meeting of shareholders of The Kroger Co. will be held at the OMNI NETHERLAND PLAZA, 35 W. 5TH STREET, Cincinnati, Ohio, on May 14, 1998, at 10 A.M., for the following purposes:
    1. To elect five directors to serve until the annual meeting of shareholders in 2001 or until their successors have been elected and qualified;
    2. To consider and act upon a proposal to authorize an amendment to the Amended Articles of Incorporation to increase the authorized shares of Common Stock from 350,000,000 to 1,000,000,000;
    3. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1998; and
    4. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.
Holders of common shares of record at the close of business on March 17, 1998, will be entitled to vote at the meeting.
YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                               By order of the Board of
                                               Directors,
                                               Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                Cincinnati, Ohio, April 13, 1998
The accompanying proxy is solicited by the Board of Directors of The Kroger
Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained The Altman Group, 60 E. 42nd Street, New York, New York to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
Joseph A. Pichler, John T. LaMacchia, and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee. The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on April 13, 1998.
As of the close of business on March 17, 1998, the Company's outstanding voting securities consisted of 255,664,563 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and, if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to five times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.
The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows. The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal. Amendments to the Company's Amended Articles of Incorporation authorizing additional shares of Common Stock require approval of holders of a majority of the shares. Broker non-votes and abstentions, therefore, will have the effect of a vote against such proposal. Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of common shares represented. Accordingly, broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal.

                           PROPOSALS TO SHAREHOLDERS
                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

The Board of Directors, as now authorized, consists of 14 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2001 or until their successors have been elected by the shareholders, or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date hereof. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following five persons:

                                            PROFESSIONAL                                DIRECTOR
        NAME                               OCCUPATION (1)                         AGE    SINCE
------------------------------------------------------------------------------------------------
        NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2001
JOHN L. CLENDENIN    Mr. Clendenin is Chairman Emeritus of BellSouth Corpora-     63      1986
                     tion, a holding company with subsidiaries in the telecom-
                     munications business. From January 1984 thru December 1996 he was its Chairman of the Board and Chief Executive Offi-
                     cer. Mr. Clendenin is a director of Wachovia Corp.;
                     Equifax Incorporated; RJR Nabisco Holdings Corp.; Springs
                     Industries, Inc.; Coca Cola Enterprises, Inc.; The Home
                     Depot, Inc.; and National Service Industries, Inc. He is
                     chair of the Corporate Governance Committee and a member
                     of the Compensation Committee.
DAVID B. DILLON      Mr. Dillon was elected President and Chief Operating Offi-   47      1995
                     cer of Kroger in 1995. He was elected Executive Vice Pres-
                     ident in 1990; Chairman of the Board of Dillon Companies,
                     Inc., a wholly-owned subsidiary of Kroger, in 1992; and
                     President of Dillon Companies, Inc., in 1986. Mr. Dillon
                     is an advisory director of the First National Bank of
                     Hutchinson, Kansas. He is vice chair of the Executive Com-
                     mittee.
PATRICIA SHONTZ      Dr. Longe is an Economist and a Senior Partner of The        64      1977
LONGE                Longe Company, an economic consulting and investment firm.
                     She is a director of Jacobson Stores, Inc.; Comerica,
                     Inc.; Comerica Bank & Trust, FSB; and Warner-Lambert Com-
                     pany. Dr. Longe is vice chair of the Corporate Governance
                     Committee and a member of the Audit Committee.
THOMAS H. O'LEARY    Mr. O'Leary is the retired Chairman of Burlington Re-        64      1977
                     sources Inc., a natural resources business. He is a member of the Compensation and the Corporate Governance Commit-
                     tees.

                                             PROFESSIONAL                                 DIRECTOR
         NAME                               OCCUPATION (1)                          AGE    SINCE
--------------------------------------------------------------------------------------------------
 JAMES D. WOODS       Mr. Woods is Chairman Emeritus and Consultant of Baker        66      1994
                      Hughes Incorporated, a company that provides equipment and services to the petroleum and process industries. From
                      1989-1997 he was Chairman of the Board of Baker Hughes
                      Incorporated, and its President and Chief Executive Offi-
                      cer from 1987-1996. Mr. Woods is a director of Howmet In-
                      ternational Inc.; Varco International; and Wynn's Inter-
                      national Inc. He is vice chair of the Social Responsibil-
                      ity Committee and a member of the Financial Policy Com-
                      mittee.
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2000
 REUBEN V. ANDERSON   Mr. Anderson is a member, in the Jackson, Mississippi         55      1991
                      office, of Phelps Dunbar, a New Orleans law firm. Prior to joining this law firm, he was a justice of the Supreme
                      Court of Mississippi. Mr. Anderson is a director of
                      Trustmark National Bank and BellSouth Corporation. He is
                      chair of the Social Responsibility Committee and a member
                      of the Audit Committee.
 CLYDE R. MOORE       Mr. Moore was elected President and Chief Executive Offi-     44      1997
                      cer of Thomas & Betts Corporation, a manufacturer of
                      electrical and electronic components, in 1997. He is also
                      one of its directors. Mr. Moore served as President and
                      Chief Operating Officer of Thomas & Betts Corporation from
                      1994-1997 and as its President-Electrical Division from
                      1992-1994. He is a member of the Audit and Financial Pol-
                      icy Committees.
 JOHN D. ONG          Mr. Ong is Chairman Emeritus of The BFGoodrich Company, a     64      1975
                      chemical and aerospace company. From 1979-1997 he was
                      Chairman of the Board of The BFGoodrich Company, and its
                      Chief Executive Officer from 1979-1996. Mr. Ong is a di-
                      rector of Cooper Industries, Inc.; Defiance, Inc.;
                      Ameritech Corporation; The Geon Company; ASARCO Incorpo-
                      rated; and TRW Inc. He is chair of the Financial Policy
                      Committee and a member of the Executive Committee.
 JOSEPH A. PICHLER    Mr. Pichler is Chairman of the Board and Chief Executive      58      1983
                      Officer of Kroger. He is a director of The BFGoodrich
                      Company; Cincinnati Milacron; and Federated Department
                      Stores, Inc. Mr. Pichler's term as a director of the
                      BFGoodrich Company will expire on April 20, 1998, and he
                      will not continue in the position. He is chair of the Ex-
                      ecutive Committee.

                                             PROFESSIONAL                                DIRECTOR
       NAME                                 OCCUPATION (1)                         AGE    SINCE
-------------------------------------------------------------------------------------------------
MARTHA ROMAYNE SEGER  Dr. Seger is a Financial Economist and currently is a Dis-   66      1991
                      tinguished Visiting Professor at Central Michigan Univer-
                      sity. From 1991-1993 she was the John M. Olin Distin-
                      guished Fellow at The Karl Eller Center of the University
                      of Arizona. Dr. Seger was a member of the Board of Gover-
                      nors of the Federal Reserve System from 1984-1991. She is
                      a director of Amerisure Companies; Amoco Corporation;
                      Fluor Corporation; Tucson Electric Power Company; and Xe-
                      rox Corporation. Dr. Seger is a member of the Financial
                      Policy and Social Responsibility Committees.
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1999
JOHN T. LAMACCHIA     Mr. LaMacchia is President, Chief Executive Officer, and a   56        1990
                      director of Cincinnati Bell Inc., a telecommunications
                      holding company. He is a director of Burlington Resources,
                      Inc. Mr. LaMacchia is vice chair of the Compensation Com-
                      mittee and a member of the Corporate Governance and Execu-
                      tive Committees.
EDWARD M. LIDDY       Mr. Liddy is President and Chief Operating Officer of The    52        1996
                      Allstate Corporation, the largest publicly held personal
                      lines insurance company in the United States. Prior to
                      this he was Senior Vice President and Chief Financial Of-
                      ficer of Sears, Roebuck and Co., where he held a variety
                      of senior operating and financial positions since 1988.
                      Mr. Liddy also serves as a non-executive Chairman of the
                      Board of The PMI Group, Inc., the third largest private
                      mortgage insurer in the United States. Mr. Liddy's term as a director of The PMI Group, Inc., will expire on May 21,
                      1998, and he will not continue in the position. He is vice chair of the Financial Policy Committee and a member of
                      the Corporate Governance Committee.
T. BALLARD MORTON,    Mr. Morton is Executive in Residence of the College of       65        1968
 JR.                  Business & Public Administration of the University of Lou-
                      isville. He is a director of LG&E Energy Corp. Mr. Morton
                      is chair of the Compensation Committee, vice chair of the
                      Audit Committee, and a member of the Executive Committee.
KATHERINE D. ORTEGA   Ms. Ortega served as an Alternate Representative of the      63        1992
                      United States to the 45th General Assembly of the United
                      Nations in 1990-1991. Prior to that, she served as Trea-
                      surer of the United States. Ms. Ortega is a director of
                      Ultramar Diamond Shamrock Corporation; Ralston Purina Co.;
                      Long Island Lighting Company; and Rayonier Inc.; and an
                      Advisory Board Member of Washington Mutual Investors Fund.
                      She is chair of the Audit Committee and a member of the
                      Social Responsibility Committee.

--------------------------------------------------------------------------------
(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTORS' COMPENSATION
Each non-employee director is currently paid an annual retainer of $28,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1997 of $167 per director. The Company also provides a major medical plan for directors.
Under the 1997 Long-Term Incentive Plan, in 1997 the Company granted to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of the annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in equal share amounts on the five annual anniversaries of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of December 27, 1997, the value of each grant of options made in 1997, none of which were exercisable, was $12,490.
The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 1, 1997. The Board has adopted no retirement plan for directors newly elected after that date but may consider additional stock option grants in lieu of a retirement plan. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 1997, the Audit Committee met three times, the Compensation Committee met two times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 6 through 8 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met eight times in 1997. During 1997, all directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company's annual meeting in May 1999, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than December 14, 1998.

CERTAIN TRANSACTIONS
The law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company that resulted in fees paid to the law firm by the Company in 1997 of $68,144. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
SUMMARY COMPENSATION
   The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer, and one additional former executive officer (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                    ANNUAL COMPENSATION       LONG TERM COMPENSATION(1)
                               ------------------------------ -------------------------
                                                                       AWARDS
                                                              ----------------------------
                                                              RESTRICTED      SECURITIES
                                                 OTHER ANNUAL    STOCK        UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL           SALARY   BONUS   COMPENSATION   AWARDS       OPTIONS/SARS   COMPENSATION
        POSITION          YEAR   ($)      ($)        ($)          ($)             (#)           ($)
---------------------------------------------------------------------------------------------------------
                                                     (2)            (3)             (4)         (5)
Joseph A. Pichler         1997 $471,508 $381,688   $21,441                      45,000        $ 30,575
 Chairman and Chief       1996 $452,400 $486,893   $18,741                      60,000        $ 26,760
 Executive Officer        1995 $447,046 $614,197   $16,412                      60,000        $ 24,300

David B. Dillon           1997 $351,477 $254,458   $ 5,934                      30,000        $  9,280
 President and Chief      1996 $326,977 $321,773   $ 5,186                      36,000        $504,955(6)
 Operating Officer        1995 $305,083 $309,731   $ 4,456     $332,250         50,000        $ 31,166(7)

Ronald R. Rice            1997 $231,538 $278,006   $14,646                      22,500        $ 21,511
 Senior Vice President    1996 $223,692 $155,080   $13,186                      30,000        $ 19,411
                          1995 $215,885 $194,364   $10,984                      30,000        $ 17,130

Michael S. Heschel        1997 $291,292 $207,548   $11,703                      22,500        $ 16,020
 Executive Vice President 1996 $268,100 $258,455   $ 9,275                      50,000        $ 13,470
                          1995 $252,308 $293,688   $ 7,389     $138,437         40,000        $ 11,633

Patrick J. Kenney         1997 $289,523 $135,704   $17,570                           0        $ 25,615
 Former Executive         1996 $278,100 $258,455   $15,732                      30,000        $ 22,085
 Vice President           1995 $262,308 $293,688   $12,291     $138,437         40,000        $ 18,065

James R. Thorne           1997 $210,462 $135,850   $ 4,912                      21,000        $  7,846
 Senior Vice President    1996 $196,923 $166,279   $ 4,446                      28,000        $ 41,297(8)
                          1995 $187,308 $169,269   $ 2,618     $276,876         44,000        $  5,401

------
(1) During the period presented, the Company has made no long-term incentive plan payouts other than restricted stock and stock options.
(2) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.
(3) Messrs. Pichler, Dillon, Heschel, Kenney, and Thorne had 200,000, 14,400, 23,000, 23,000, and 12,000 shares outstanding, respectively, at December 27, 1997, with an aggregate value of $6,625,000, $477,000, $761,875,
    $761,875, and $397,500, respectively. The aggregate value is based on the market price of the Company's common stock on December 27, 1997. Mr. Rice had no restricted stock awards outstanding at December 27, 1997. Restrictions remaining on outstanding restricted stock awards to Mr. Pichler in 1995, previously reported as a long-term incentive plan award, lapse in January 2000, based on performance goals achieved in 1995 through 1999 and more particularly described in the Compensation Committee Report which follows. The shares will vest immediately if Mr. Pichler leaves the Company due to death or disability or in the event of a change in control of the Company. The restrictions remaining on Mr. Dillon's 1995 restricted stock grant lapse in equal amounts over the next three years. The restrictions remaining on Mr. Heschel's outstanding restricted stock awards lapse as to 1,500 shares over the next year, 9,000 shares in 1999, and 1,000 shares in 2000. The restrictions remaining on outstanding restricted stock awards to Mr. Thorne lapse in equal amounts over the next three years. The Company is currently prohibited by contract from paying cash dividends on its common stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.
(4) Represents options granted during the respective fiscal year. Options granted in 1995 and 1996 vest for equal number of shares in the three succeeding years from the date of grant. Half of the options granted in 1997 vest for equal number of shares in the five succeeding years from the date of grant. The other half vest based on the performance of the Company's common stock, as more particularly described on page 11. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.
(5) For 1997, these amounts include the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $475, $950, $950, $475, $950, and $950, respectively, for Messrs. Pichler, Dillon, Rice, Heschel, Kenney, and Thorne and reimbursement of certain premiums for policies of life insurance in the amounts of $30,100, $8,330, $20,561, $15,545, $24,665, and
    $6,896, respectively, for Messrs. Pichler, Dillon, Rice, Heschel, Kenney, and Thorne.
(6) $496,775 of this amount represents an additional payment to Mr. Dillon pursuant to the Company's relocation program.
(7) $23,154 of this amount represents an additional payment to Mr. Dillon pursuant to the Company's relocation program.
(8) $34,155 of this amount represents an additional payment to Mr. Thorne pursuant to the Company's relocation program.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
   The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. Half of the stock option grants made in 1997 to Vice Presidents and Officers of the Company, including the named executive officers, are performance-based options. Those options vest during the first four years from the date of grant only if the Company's stock price has achieved a 63% appreciation from the option price. Thereafter, those options vest only if the Company's stock price has achieved a minimum of a 13% appreciation per annum from the date of grant or 200% appreciation, whichever is less. The following table shows option grants in fiscal year 1997 to the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------------
                                                                    POTENTIAL REALIZABLE
                                                                   VALUE AT ASSUMED RATES
                                                                       OF STOCK PRICE
                                                                   APPRECIATION FOR OPTION
                        INDIVIDUAL GRANTS                                   TERM
------------------------------------------------------------------ -----------------------
                     NUMBER OF
                     SECURITIES   % OF TOTAL
                     UNDERLYING  OPTIONS/SARS EXERCISE
                    OPTIONS/SARS  GRANTED TO   OR BASE
                     GRANTED(1)  EMPLOYEES IN   PRICE   EXPIRATION
       NAME             (#)      FISCAL YEAR  ($/SHARE)    DATE    0%     5%       10%
------------------------------------------------------------------------------------------
Joseph A. Pichler      45,000       1.48%      $26.88   5/14/2007  $0  $760,711 $1,927,791
David B. Dillon        30,000       0.98%      $26.88   5/14/2007  $0  $507,141 $1,285,194
Ronald R. Rice         22,500       0.74%      $26.88   5/14/2007  $0  $380,355 $  963,895
Michael S. Heschel     22,500       0.74%      $26.88   5/14/2007  $0  $380,355 $  963,895
Patrick J. Kenney           0       0.00%          --          --  $0  $      0 $        0
James R. Thorne        21,000       0.69%      $26.88   5/14/2007  $0  $354,998 $  899,636

------
(1) No SARs were granted or outstanding during the fiscal year. Half of these options vest in equal number of shares on the five annual anniversary dates of the date of grant. The other half vest as described above this chart. The options terminate in 10 years if not earlier exercised or terminated.

  The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
   The following table shows information concerning the exercise of stock options during fiscal year 1997 by each of the named executive officers and the fiscal year-end value of unexercised options:

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                               VALUES TABLE
--------------------------------------------------------------------------
                                           NUMBER OF
                                          SECURITIES
                                          UNDERLYING     VALUE OF UNEXERCISED
                                          UNEXERCISED        IN-THE-MONEY
                                        OPTIONS/SARS AT  OPTIONS/SARS AT F/Y
                                        F/Y END (1) (#)      END (1) ($)
                     SHARES
                    ACQUIRED
                       ON      VALUE
                    EXERCISE  REALIZED   EXERCISABLE/        EXERCISABLE/
       NAME           (#)       ($)      UNEXERCISABLE      UNEXERCISABLE
------------------------------------------------------------------------------
Joseph A. Pichler   108,160  $2,434,812 434,000/105,000 $10,327,590/$1,183,525
David B. Dillon      40,000  $1,020,886 271,331/ 70,669 $ 6,481,755/$  817,395
Ronald R. Rice            0  $        0 156,000/ 52,500 $ 3,413,130/$  591,763
Michael S. Heschel   29,998  $  399,934  16,666/ 69,170 $   206,242/$  821,089
Patrick J. Kenney   187,406  $4,936,658 148,664/ 33,336 $ 3,202,192/$  515,568
James R. Thorne           0  $        0 100,665/ 54,335 $ 2,135,999/$  653,701

------
(1) No SARs were granted or outstanding during the fiscal year.

  As of March 1, 1998, senior officers held options to acquire stock of the Company that expire in varying amounts from 1998 through 2007. Of these options, 165,000, 18,000, and 256,000, expire in 1998, 1999, and 2000, respectively. It is expected that these options will be exercised prior to their expiration.

LONG-TERM INCENTIVE PLAN AWARDS
The Company made no Long-Term Incentive Plan awards, excluding stock options and restricted stock, to any named executive officer during fiscal year 1997.

COMPENSATION COMMITTEE REPORT
The Company's compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

 .     be competitive in total compensation;

 .     include, as part of total compensation, opportunities for equity ownership;

 .     use incentives that offer more than competitive compensation when the
      Company achieves superior results;

 .     base incentive payments on earnings before interest, taxes, depreciation and LIFO charges ("EBITD") and on sales results.

Accordingly, the Company's compensation plans include grants of stock options for executive, management, and hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger and the level of past awards of stock options and restricted stock to the individual. Grants of options to the Chief Executive Officer and the other executive officers are generally lower than those of their counterparts in the retail industry because the Company grants options to several thousand management and hourly employees instead of, as is common in the industry, only a small group of executives.
The 1997 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1997, authorized the issuance of 10,000,000 shares of common stock. During 1997, Kroger granted 3,076,610 stock options to over 4,500 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, due to the direct relationship between value received by the optionee and shareholder return.
The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITD targets. Actual payouts can exceed these potentials if results exceed the targets. In the case of Mr. Bryant, approximately 38% of total potential cash compensation is based on Dillon EBITD and sales performance. In the case of all other executive officers, approximately 50% of total potential cash compensation is based on Company or unit EBITD and sales performance.
Salary and bonus levels are compared to a grouping of food wholesalers and retailers, the Wholesale/Retail Compensation Survey, from which the peer group is selected (see Performance Graph, below), to ensure that executive and management compensation is competitive. The Committee establishes salaries for executive officers that generally are at the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. The Company's outstanding performance in 1997 is reflected by bonuses paid for all executive officers. Bonus payouts for Messrs. Pichler, Dillon and McMullen are based on combined Kroger and Dillon operations and represented 63.6% of their potentials. Mr. Bryant's bonus payout is based in total on Dillon operations and represented 25.1% of his potential. Mr. Rice's bonus payout is based in part on the manufacturing group's operations and represented 123.6% of his potential. All other executive officers received bonus payouts of 75.5% of their respective potentials.
The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 63.6% of his bonus potential, reflects the extent to which the Company achieved the EBITD and sales targets that were established by this Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market.
In 1995, the Compensation Committee engaged Towers Perrin to compare the Chief Executive Officer's compensation to that of CEOs of other retailers and found that Mr. Pichler's compensation has not been competitive. As a result, the Board adopted a performance based restricted stock plan and made awards under which Mr. Pichler could earn as many as 100,000 shares over a five-year period. As with all other shares of Company common stock, these were adjusted to 200,000 shares to reflect the effect of the 2-for-1 stock split in 1997. The restrictions on these shares lapse on January 1, 2000, but only as to that number of shares remaining after certain reductions based on a comparison of the Company's shareholder return to that of a group including the Peer Group. In general, each fiscal year the Chief Executive Officer can earn up to 40,000 of the shares depending upon the extent to which the Company's performance exceeds that of the reference group. On the other hand, up to 20,000 otherwise previously earned shares will be forfeited in those years in which the Company's performance does not exceed the median compared to that same group. In 1995, 1996, and 1997, Mr. Pichler tentatively earned 40,000, 20,000, and 40,000 shares, respectively. Mr. Pichler also is party to an employment contract with the Company that is more particularly described elsewhere in the Proxy statement. (See p. 16). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1997 Long-Term Incentive Plan, under which stock option grants and restricted stock awards were made to the executive officers, complies with the Internal Revenue Service's regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company. Compensation Committee:
  T. Ballard Morton, Jr., Chair
  John T. LaMacchia, Vice-Chair
  John L. Clendenin
  Thomas H. O'Leary

PERFORMANCE GRAPH
   Set forth below is a line graph comparing the five year cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the major food companies selected from the Wholesale/Retail Compensation Survey:

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* OF THE KROGER CO., S&P 500 AND
                                  PEER GROUP**

                              [PERFORMANCE GRAPH]

                         1992    1993    1994    1995    1996    1997
                         ----    ----    ----    ----    ----    ----

         Kroger          $100    $138    $165    $256    $316    $453

         S&P 500          100     110     112     153     189     252

         Peer Group       100      99     105     135     170     221


     The Company's fiscal year ends on the Saturday closest to December 31.
------
  *Total assumes $100 invested on January 3, 1993 in The Kroger Co., S&P 500 Index, and the major food companies selected from the Wholesale/Retail Compensation Survey (the "Peer Group"), with reinvestment of dividends.
 **The Peer Group consists of Albertson's, Inc., American Stores Company,
  Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997.
   The Company's peer group is composed of the major food companies (excluding the Company) within the Wholesale/Retail Compensation Survey (the "Survey"), which permits a comparison of the return of the Company's shareholders to that of companies against which executive compensation levels are measured. The Compensation Committee establishes the compensation for executives and management by comparison to compensation reported in the Survey.
   Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS
The Company maintains various benefit plans which are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 1998 unless renewed by the Board of Directors.

PENSION PLANS
The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                               YEARS OF SERVICE
      FIVE YEAR        -----------------------------------------------------------------
AVERAGE REMUNERATION       15         20         25         30         35         40
--------------------   ---------- ---------- ---------- ---------- ---------- ----------
      $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
         250,000          56,250     75,000     93,750    112,500    131,250    150,000
         450,000         101,250    135,000    168,750    202,500    236,250    270,000
         650,000         146,250    195,000    243,750    292,500    341,250    390,000
         850,000         191,250    255,000    318,750    382,500    446,250    510,000
         900,000         202,500    270,000    337,500    405,000    472,500    540,000
       1,200,000         270,000    360,000    450,000    540,000    630,000    720,000

No deductions have been made in the above table for offsets tied to Social Security benefits.
Remuneration earned by Messrs. Pichler, Dillon, Rice, Heschel, Kenney, and Thorne in 1997, which was covered by the Plan, was $958,400, $673,250, $386,618, $549,748, $547,979, and $376,741, respectively. As of December 27,
1997, they had 10, 2, 37, 6, 36, and 26 years of credited service, respectively.

DILLON PLANS
Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon has 20 years of credited service and Joseph A. Pichler has 6 years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for either of them under those plans.

Under the Dillon Employees' Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee's total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. On participating employees' termination upon attaining the age 60, death or disability, they are entitled to their full contribution account balance. In addition to this plan, Dillon and several of its subsidiaries have adopted the Dillon Pension Plan, a defined benefit plan, for their eligible employees. Under the pension plan, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing Plan (except as may be limited by provisions of ERISA).
The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Plans. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits. Dillon also maintains an Excess Benefit Plan that pays benefits which exceed the maximum benefit payable under ERISA by defined benefit and defined contribution plans.

                                         YEARS OF SERVICE
      AVERAGE    -----------------------------------------------------------------
   COMPENSATION      15         20         25         30         35         40
   ------------  ---------- ---------- ---------- ---------- ---------- ----------
  $150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
   250,000          56,250     75,000     93,750    112,500    131,250    150,000
   450,000         101,250    135,000    168,750    202,500    236,250    270,000
   650,000         146,250    195,000    243,750    292,500    341,250    390,000
   850,000         191,500    255,000    318,750    382,500    446,250    510,000

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above.

EMPLOYMENT CONTRACTS
The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 6, 1998, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's common stock as follows:

                                                         AMOUNT AND
                                                    NATURE OF BENEFICIAL
 NAME                                                    OWNERSHIP
-------------------------------------------------------------------------------
Reuben V. Anderson.................................           9,996(8)
John L. Clendenin..................................           9,996(8)
David B. Dillon....................................         461,462(1)(6)(7)
Michael S. Heschel.................................          31,187(6)(7)
Patrick J. Kenney..................................         233,198(6)(7)
John T. LaMacchia..................................           9,996(8)
Edward M. Liddy....................................           6,132(9)
Patricia Shontz Longe..............................          15,996(8)
Clyde R. Moore.....................................           1,000
T. Ballard Morton, Jr..............................          27,996(8)
Thomas H. O'Leary..................................           9,996(8)
John D. Ong........................................           9,996(8)
Katherine D. Ortega................................          11,174(8)
Joseph A. Pichler..................................       1,034,999(2)(6)(7)
Ronald R. Rice.....................................         189,317(6)(7)
Martha Romayne Seger...............................          10,396(8)
James R. Thorne....................................         130,460(3)(6)
James D. Woods.....................................           9,996(8)
Directors and Executive Officers as a group (in-
 cluding those named above)........................       2,951,792(4)(5)(6)(7)

--------------------------------------------------------------------------------
(1) This amount does not include 67,857 shares owned by Mr. Dillon's wife, 27,012 shares in his children's trust or 26,568 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.
(2) This amount does not include 14,200 shares owned by Mr. Pichler's wife or 2,816 shares owned by his son. Mr. Pichler disclaims beneficial ownership of these shares.
(3) This amount does not include 14,000 shares owned by Mr. Thorne's wife. Mr. Thorne disclaims beneficial ownership of these shares.
(4) The figure shown does not include an aggregate of 480 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not previously listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.
(5) No director or executive officer owned as much as 1% of common stock of the Company. The directors and executive officers as a group beneficially owned 1.2% of common stock of the Company.
(6) This amount includes shares that represent options exercisable on or before April 7, 1998, in the following amounts: Mr. Dillon, 251,331; Mr. Heschel, 0; Mr. Kenney, 182,000; Mr. Pichler, 434,000; Mr. Rice, 156,000; Mr.
    Thorne, 100,665; and all directors and executive officers as a group, 1,776,610.
(7) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.
(8) This amount includes 7,996 shares that represent options exercisable on or before April 7, 1998.
(9) This amount includes 1,332 shares that represent options exercisable on or before April 7, 1998.

As of February 6, 1998, the following persons reported beneficial ownership of the Company's common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                           AMOUNT AND
                                                                            NATURE OF   PERCENTAGE
                   NAME                      ADDRESS OF BENEFICIAL OWNER    OWNERSHIP    OF CLASS
--------------------------------------------------------------------------------------------------
The Kroger Co. Savings Plan                 1014 Vine Street              28,442,201(1)   11.1%
                                            Cincinnati, OH 45202
The Dillon Cos. Employee Master Trust       700 East 30th Street          17,601,798(1)    6.9%
                                            Hutchinson, KS 67052

------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1997 all filing requirements applicable to its officers, directors and ten percent beneficial owners were satisfied except that Mr. Ronald R. Rice inadvertently filed an amended Form 5, reporting a gift of 600 shares by a trust under which he is a co-trustee, 24 days late.

                   INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                  (ITEM NO. 2)

The Board of Directors believes it would be in the best interest of the Company and its shareholders and therefore proposes that the shareholders authorize the amendment of the Amended Articles of Incorporation to increase the number of shares of common stock ("Common Stock") that the Company may issue from the 350,000,000 shares presently authorized to 1,000,000,000 shares (the "Proposal"). At the annual meeting of shareholders held in 1994, the shareholders authorized an increase in the authorized shares of Common Stock from 350,000,000 to 500,000,000, but, in the interest of avoiding unnecessary fees, that increase has not been implemented. If the Proposal is approved by shareholders, the increase in authorized shares of Common Stock will be implemented by filing Amended Articles of Incorporation with the Ohio Secretary of State if and when determined by the Board of Directors to be in the best interest of the Company. On March 17, 1998, there were 255,664,563 shares of Common Stock issued and outstanding. An additional approximately 32,200,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option and other employee benefit plans.
The purpose of the Proposal is to provide additional shares that could be used for proper corporate purposes, including, without limitation, stock splits, acquisitions, other compensation plans, and raising additional capital. The officers of the Company are from time-to-time engaged in general discussions with principals of other organizations and other companies with a view toward possible acquisitions by the Company. If the Proposal is adopted, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof to such persons and for such consideration as it may determine without further action by the shareholders except as shareholder action may be required by law or contractual arrangements. Any such issuances (or an issuance of authorized but unissued preferred stock) could have the effect of discouraging an attempt to acquire control of the Company. For example, stock could be issued to persons, firms or entities known to be friendly to management. With the exception of the warrant dividend plan discussed in the accompanying annual report and redemption provisions contained in debt instruments exercisable upon a change in control, there are no other provisions of the Company's Amended Articles of Incorporation, Regulations, or debt instruments that management believes could reasonably be deemed to have an anti-takeover effect. Except with respect to stock option and employee benefit plans, as set forth in the preceding paragraph, the Company does not now have any commitments, arrangements or understandings that would require the issuance of additional shares of Common Stock.
Under Ohio law, a plan of merger requires shareholder approval if the non-surviving entity acquires one-sixth or more of the voting power of the Company. In addition, the Company is required by the rules of the New York Stock Exchange to submit certain transactions to a vote of its shareholders, including, without limitation, mergers involving subsidiaries (which otherwise are not subject to required approval of the Company's shareholders), where the issuance of shares of Common Stock could result in an increase in the number of outstanding shares by 20 percent or more. Approval of the Proposal would not alter in any way the Company's obligations under these authorities.
Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of outstanding Common Stock. Shareholders of Common Stock have no preemptive rights to receive or purchase any shares of the presently authorized but unissued Common Stock or to the shares authorized by this proposed amendment.
In order for the Proposal to be adopted, it must be approved by the holders of a majority in voting power of the outstanding shares of Common Stock.

   THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 3)
The Board of Directors, on February 20, 1998, appointed the firm of Coopers & Lybrand L.L.P. as Company auditors for 1998, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:
     "RESOLVED, That the appointment by the Board of
     Directors of Coopers & Lybrand L.L.P. as Company
     auditors for 1998 be, and it hereby is, ratified."
Fees for all audit services provided by Coopers & Lybrand L.L.P. in 1997 totaled $684,550. In addition, fees totaling $53,958 were charged for non-audit services.
A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.
THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.
                                 -------------

SHAREHOLDER PROPOSALS--1999 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1999 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than December 14, 1998.
                                 -------------

Attached to this Proxy Statement is the Company's 1997 Annual Report which includes a brief description of the Company's business indicating its general scope and nature during 1997, together with the audited financial information contained in the Company's 1997 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY WRITING: LAWRENCE M. TURNER, VICE PRESIDENT AND TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220.
The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                        By order of the Board
                                         of Directors,

                                        Paul W. Heldman,
                                         Secretary

                            1997 ANNUAL REPORT

                             FINANCIAL REPORT 1997
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
The Company's financial statements have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, approved by the shareholders. Management has made available to Coopers & Lybrand L.L.P. all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Coopers & Lybrand L.L.P. during its audit were valid and appropriate. Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, Coopers & Lybrand L.L.P. completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 27, 1997, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                   W. RODNEY MCMULLEN
Chairman of the Board and           Senior Vice President and
Chief Executive Officer             Chief Financial Officer

AUDIT COMMITTEE CHAIR'S LETTER
The Audit Committee of the Board of Directors is composed of five independent directors. The committee held three meetings during fiscal year 1997. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from Coopers & Lybrand L.L.P. throughout the year.
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, Coopers & Lybrand L.L.P. The Audit Committee discussed with the Company's internal auditor and Coopers & Lybrand L.L.P. the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the Committee met with the Company's internal auditor and Coopers & Lybrand L.L.P., in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the Committee desired by the Company's internal auditor or Coopers & Lybrand L.L.P.

                                    KATHERINE D. ORTEGA
                                    Audit Committee Chair

                                  THE COMPANY
The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of December 27, 1997, the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is (513) 762-4000.

As of December 27, 1997, the Company operated 1,392 supermarkets, most of which are leased. Of this number, 1,132 supermarkets were operated, directly or through a partnership composed of the Company and wholly-owned subsidiaries of the Company, principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 260 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers", "Dillon Food Stores", "Fry's Food Stores", "City Market", "Gerbes Supermarkets", and "Sav-Mor".

As of December 27, 1997, the Company, through its Dillon subsidiary, operated 816 convenience stores under the trade names of "Kwik Shop", "Quik Stop Markets", "Tom Thumb Food Stores", "Turkey Hill Minit Markets", "Loaf 'N Jug", and "Mini-Mart". The Company owned and operated 697 of these stores while 119 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging, or closing.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
SALES
Total sales for the fourth quarter of 1997 were $6.5 billion compared to $6.2 billion in the fourth quarter of 1996, a 5.0% increase. Total sales and food store sales both increased 5.5% for the full year. Food stores sales for the fourth quarter 1997 rose 5.2% compared to the fourth quarter 1996. Sales by lines of business for the three years ended December 27, 1997, were as follows:

                                         1997           1996           1995
                          % OF 1997 -------------- -------------- --------------
                            SALES   AMOUNT  CHANGE AMOUNT  CHANGE AMOUNT  CHANGE
                          --------- ------- ------ ------- ------ ------- ------
                                          (MILLIONS OF DOLLARS)
Food Stores..............    93.4%  $24,801 +5.5%  $23,508  +4.5% $22,488 +4.9%
Convenience Stores.......     3.8%    1,006 +6.0%      948 +11.6%     850 -5.4%
Other sales..............     2.8%      760 +6.5%      714 +19.0%     600 -3.1%
                            -----   -------        -------        -------
Total Sales..............   100.0%  $26,567 +5.5%  $25,170  +5.1% $23,938 +4.3%

Sales in identical food stores, which include stores that have been in operation and have not been expanded or relocated for five quarters, increased
 .7% in the fourth quarter and were flat for the full year. Comparable store sales, which include identical stores plus expanded and relocated stores, increased 3.0% in the fourth quarter. The increase in food store sales correlates to the 5.7% square footage growth generated by the Company's capital expenditure program. This program enabled the Company to open, relocate or expand 96 food stores during 1997. Most of the new and expanded stores feature the Company's combination store format. Combination stores are expected to generate higher sales per customer by the inclusion of numerous specialty departments, such as pharmacies, video rental, floral shops, and book stores. This "one-stop shopping" format saves time and travel for customers and is adaptable to the demographics of individual markets.

Convenience stores total sales increased 6.0% for the year and 2.3% during the fourth quarter of 1997. The lower sales increase during the fourth quarter can be attributed to a 4.3% decrease in gasoline retails for the quarter. Gasoline sales increased 8.5% for the year on a 7.9% increase in gallons sold. In-store sales in identical convenience stores increased 2.7% for the fourth quarter and 1.5% for the full year. Gasoline sales at identical convenience stores decreased 0.9% in 1997 on a 1.2% decrease in gallons sold.

Other sales primarily consist of sales by the Company's manufacturing divisions to non-affiliated entities. Compared to 1996, other sales increased 0.9% for the fourth quarter and 6.5% for the year. Manufacturing division outside sales declined 2.6% in the fourth quarter 1997 and increased 4.7% for the full year.

Total food store square footage increased 5.7%, 6.7%, and 4.6% in 1997, 1996, and 1995, respectively. Convenience store square footage decreased 1.3% in 1997, increased 1.5% in 1996, and decreased 10.6% in 1995.

Sales per average square foot for the last three years were:

                                                               TOTAL SALES PER
                                                             AVERAGE SQUARE FOOT
                                                            --------------------
                                                             1997   1996   1995
                                                            ------ ------ ------
Food Stores................................................   $398   $401   $405
Convenience Stores.........................................   $548   $519   $475

Sales per average square foot for convenience stores exclude stores operated by franchisees. The decrease in sales per average square foot for food stores can be attributed to the Company's substantial new construction program.

EBITD
The Company's 364-Day Credit Agreement and Five-Year Credit Agreement (collectively, the "Credit Agreement") and the indentures underlying approximately $706 million of publicly issued debt contain various restrictive covenants. Many covenants are based on earnings before interest, taxes, depreciation, LIFO charge, unusual and extraordinary items ("EBITD"). The ability to generate EBITD at levels sufficient to satisfy the requirements of these agreements is a key measure of the Company's financial strength. The presentation of EBITD is not intended to be an alternative to any GAAP measure of performance. Rather EBITD results facilitate an understanding of the Company's performance compared to its debt covenants. At December 27, 1997 the Company was in compliance with all Credit Agreement and indenture covenants. The Company believes it has adequate coverage of its debt covenants to continue to respond effectively to competitive conditions.
EBITD increased 13.2% in 1997 to $1.385 billion compared to $1.224 billion in 1996. EBITD in 1995 was $1.148 billion. Excluding the effect of strikes in the King Soopers and City Market divisions, EBITD would have been approximately $1.256 billion in 1996. EBITD growth in 1997 was generated by increased sales at higher gross profit and reduced operating, general and administrative expense rates as a percent of sales. The Company's capital expenditure program continued to produce incremental EBITD increases.

MERCHANDISE COSTS
Merchandise costs include warehousing and transportation expenses and charges related to valuing inventory on the Last In First Out method (LIFO). The following table shows the relative effect of LIFO charges on merchandising costs as a percent of sales:

                                                             1997   1996   1995
                                                            ------ ------ ------
Merchandise costs as reported.............................. 75.27% 75.65% 75.60%
LIFO charge................................................   .03%   .05%   .05%
                                                            ------ ------ ------
Merchandise costs as adjusted.............................. 75.24% 75.60% 75.55%

The merchandise cost rate for 1996 increased as a result of the work stoppages in Colorado.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
Operating, general and administrative expenses as a percent of sales were 18.30%, 18.34% and 18.41%, in 1997, 1996, and 1995 respectively.

Operating, general and administrative costs declined three basis points in the fourth quarter of 1997 and four basis points for the full year. The improved results were caused by a combination of factors, including cost reductions achieved through enhanced technology, a reduction in employee benefit costs, and reduced administrative expenses.

INCOME TAXES
The Company has closed all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for tax years 1984-1992. With one exception, all issues have been resolved for tax years 1984-1989. A second issue remains unresolved for tax years 1990-1992. Efforts to resolve the issue for tax years 1984-1986 with the Appeals Division of the Internal Revenue Service were unsuccessful. As a result the Company filed a petition with the United States Tax Court in Washington, D.C. Litigation was completed in November 1995 and a decision was rendered in January 1997 in favor of the Company. The Commissioner of Internal Revenue has appealed this case to the United States Court of Appeals for the Sixth Circuit. The issue before the court is being held in abeyance for tax years 1987-1992 pending the ultimate outcome of this appeal. The other issue for tax years 1990-1992 is being temporarily held in abeyance by the Internal Revenue Service. The Company has made provisions for these and other tax contingencies.

NET EARNINGS

Net earnings totaled $411.7 million in 1997 as compared to $349.9 million in 1996 and $302.8 million in 1995. Earnings in 1997 compared to 1996 and 1995 were affected by: (i) an after tax extraordinary loss from the early retirement of debt in 1997 of $32.4 million compared to $2.9 million in 1996 and $16.1 million in 1995, (ii) net interest expense in 1997 of $285.9 million compared to $300.0 million in 1996 and $312.7 million in 1995, (iii) depreciation expense in 1997 of $380.2 million, compared to $343.8 million in 1996 and $311.3 million in 1995, and (iv) the effect of the work stoppages during 1996 in Colorado.

LIQUIDITY AND CAPITAL RESOURCES
 Debt Management and Interest Expense
During 1997, the Company redeemed $316.2 million of senior subordinated debt, repurchased $11.5 million of its senior and senior subordinated debt issues, and prepaid $178.0 million of mortgage loans. The redemptions and repurchases were financed with the issuance of $200 million of senior debt, bank borrowings and excess cash flow from operations.
In 1996, the Company made open market purchases of $49.9 million of its senior and subordinated debt and redeemed $134.7 of its subordinated debt. The repurchases and redemption were effected with the proceeds from the issuance of $240 million of new senior debt, additional bank borrowings and cash generated from operations. In 1995 the Company repurchased, on the open market, $283.0 million of high yield senior and subordinated debt which was financed by cash generated from operations and lower cost bank debt.
The Company has in place a 364-Day Credit Agreement and a Five-Year Credit Agreement with a consortium of bank lenders. The 364-Day Credit Agreement is a revolving credit facility in the amount of $500 million, that terminates on May 27, 1998, unless extended as provided in the Credit Agreement. The Five-Year Credit Agreement is a revolving credit facility in the amount of $1.5 billion, that terminates on May 28, 2002, unless extended or terminated earlier by the Company as provided in the Credit Agreement. The average interest rate on the Company's bank debt was 6.06% in 1997 compared to 6.16% in 1996. The borrowing under the Credit Agreement at year-end 1997 totaled $1.262 billion compared to $1.001 billion at year-end 1996. The borrowing rate on the bank debt is variable. At December 27, 1997 the Company had $709.6 million available under its Credit Agreement to meet short-term liquidity needs.
Long-term debt, including capital leases and current portion thereof, decreased $163.4 million to $3.517 billion at year-end 1997 from $3.681 billion at year-end 1996. The Company purchased a portion of the debt issued by the lenders of certain structured financings in an effort to further reduce the Company's effective interest expense. The Company pre-funded $160 million of employee benefit costs at year-end 1997 compared to $110 million at year-end 1996. Excluding the debt incurred to make these purchases, which are classified as investments, and the pre-funding of employee benefits, the Company's long-term debt would have been $315.0 million less, or $3.202 billion, at year-end 1997 compared to $3.418 billion at year-end 1996.

 Interest Rate Protection Program
The Company uses derivatives to limit its exposure to rising interest rates. The Company follows these guidelines in using derivatives: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of floating rate debt to a total of $1.0 billion or less, (iii) include no leveraged derivative products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status. The Company's compliance with these guidelines is reviewed semi-annually with the Financial Policy Committee of the Company's Board of Directors.

The table below provides information about the Company's interest rate derivative and underlying debt portfolio. The amounts per year represent the contractual maturities of long-term debt, excluding capital leases, and the outstanding notional amount of interest rate derivatives. Interest rates reflect the weighted average for the maturing instruments. The variable component of each interest rate derivative and the expected interest rate for variable rate long-term debt are based on 6 month LIBOR using the forward yield curve as of December 27, 1997.

                                             EXPECTED YEAR OF MATURITY
                         ------------------------------------------------------------------------
                                                   (IN THOUSANDS)
                           1998       1999      2000     2001      2002     THEREAFTER    TOTAL
                         ---------  ---------  -------  -------  ---------  ----------  ---------
     LONG-TERM DEBT
------------------------
Fixed rate..............    14,304    164,835   10,613   14,274    168,284  1,649,771   2,022,081
Average interest rate...      8.86%      8.88%    8.81%    8.81%      8.74%      8.75%
Variable rate...........                                         1,262,058     36,616   1,298,674
Average interest rate...      6.06%      6.14%    6.28%    6.39%      6.49%      6.19%
     INTEREST RATE
      DERIVATIVES
------------------------
Variable to fixed....... 1,300,000  1,000,000  675,000  352,500     97,500     65,000   1,400,000
Average pay rate........      6.86%      7.08%    7.28%    7.20%      6.68%      6.80%       6.92%
Average receive rate....      5.56%      5.64%    5.78%    5.89%      5.99%      6.05%       5.62%
Fixed to variable.......   910,000    760,000  605,000  400,000    275,000    150,000   1,135,000
Average pay rate........      5.56%      5.64%    5.78%    5.82%      5.99%      6.05%       5.62%
Average receive rate....      6.43%      6.24%    6.26%    6.55%      6.41%      6.03%       6.33%

It was not practicable to determine a fair value for $480.1 million of fixed rate or any of the variable rate debt. The remaining $1,542.0 million of fixed rate debt had an estimated fair value of $1,675.0 million. The variable to fixed interest rate derivatives had an estimated fair value of a negative $41.6 million. The fixed to variable rate interest rate derivatives had an estimated fair value of $11.3 million.

CAPITAL EXPENDITURES
Capital expenditures for 1997 totaled $612.2 million, compared to $733.8 million in 1996, and $726.1 million in 1995, net of reclassification for property held for sale. During 1997 the Company opened, acquired or expanded 96 food stores and 15 convenience stores as compared to 116 food stores and 31 convenience stores in 1996, and 83 food stores and 19 convenience stores in 1995. The Company also completed 48 food store and 9 convenience store remodels during 1997. During 1997, the Company closed or sold 41 food stores and 30 convenience stores.

CONSOLIDATED STATEMENT OF CASH FLOWS
During 1997 the Company generated $853.6 million in cash from operating activities compared to $499.4 million in 1996 and $810.1 million in 1995. The increase over 1996 is primarily due to a decrease in operating assets and liabilities that provided $12.9 million of cash in 1997 compared to using $226.9 million in 1996. The largest component of the change in operating assets and liabilities was a decrease in net owned inventories of $16.6 million compared to a decrease of $224.5 million in 1996. Offsetting these net uses of cash were increases in net earnings of $61.8 million and non-cash charges for depreciation and amortization of $36.5 million.
   Investing activities used $579.4 million of cash in 1997 compared to $856.9 million in 1996 and $665.6 million in 1995. The decrease in the use of cash was caused by decreased purchases of investments of $145.1 million and decreased capital expenditures of $121.7 million.
Cash used by financing activities in 1997 totaled $275.7 million as compared to $345.4 million provided in 1996 and $151.4 million used in 1995. The increase in the use of cash during 1997 as compared to 1996 was caused by a net debt decrease of $169.6 million in 1997 versus a net debt increase of $146.9 million in 1996. An additional $13.1 million of cash was used for debt prepayments and finance charges, and $85.2 million was used to repurchase capital stock.

OTHER ISSUES
The Company is party to more than 200 collective bargaining agreements with local unions representing approximately 162,000 of the Company's employees. During 1997 the Company negotiated over 30 labor contracts without any work stoppages. Typical agreements are 3 to 5 years in duration and, as agreements expire, the Company expects to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of the Company's operations. No major union contracts will be negotiated in 1998.

OUTLOOK
The Company's outlook for 1998 is positive. Statements below regarding the Company's expectations, hopes, beliefs, intentions or strategies are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties and other factors could cause actual results to differ materially from those statements. In particular:
    . The Company's food store strategy is to invest in existing Kroger markets or in areas adjacent to markets where the Company has a strong franchise and can leverage marketing, distribution, and overhead dollars. The Company expects consistent sales and earnings increases from the existing store base combined with incremental sales and earnings contributions as a result of the capital investment program.
    . Management believes that the combination store format and the Company's geographic diversity are strategic advantages that will allow Kroger to withstand continued competition from other food retailers, supercenters, mass merchandisers, and restaurants.
    . As new stores mature and capital spending levels off, the Company expects to achieve increases in sales per average food store square foot.
    . The Company continues to invest capital in technology to enhance
      Kroger's distribution network in order to improve store operations, product procurement and distribution practices. These initiatives, combined with increasing private label sales, are expected to have a favorable influence on the gross profit rate.
    . The Company's goal is to further reduce operating, general and administrative expense rates. Increased sales volume combined with investments in new technologies and lower costs, while maintaining or improving customer service, should help achieve this goal.
    . The Company currently expects 1998 net interest expense, estimated using year-end 1997 rates, to total approximately $280 million. A 1% increase in market rates would increase the estimated expense by approximately $6.5 million. A 1% decrease in market rates would reduce the estimated expense by approximately $9.4 million.
    . The Company expects to increase retail food store square footage by approximately 5% in both 1998 and 1999. In 1998, the Company plans to open or expand 90-100 stores compared to 96 in 1997. The Company expects 1998 capital expenditures, including additional Company owned real estate, logistics projects, and continuing technology investments, to total approximately $775 million. The Company also expects to complete within-the-wall remodels of 60 food stores. The increased square footage is planned for existing Company markets where the Company has an established market position and an existing administrative and logistical network.
    . The Company is currently working to resolve the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Based on current information, costs of addressing potential problems are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company, its customers or vendors are unable to resolve such processing issues in a timely manner, it could result in a material financial risk. Accordingly, the Company believes it has allocated the resources necessary to resolve all significant year 2000 issues in a timely manner.

Inflationary factors, increased competition, construction delays, and labor disputes could affect the Company's ability to obtain expected increases in sales and earnings. Delays in store maturity, increased competition and increased capital spending could adversely affect the anticipated increase in sales per square foot. Increases in gross profit rate may not be achieved if start up costs are higher than expected or if problems associated with integrating new systems occur. Increased operating costs and changes in inflationary trends, could prevent the Company from reducing operating, general and administrative expenses, while new technologies could fail to achieve the desired savings and efficiencies. Net interest expenses could exceed expectations due to acquisitions, inflation, or increased competition. The Company's ability to achieve its construction goals could be hampered by construction delays, labor disputes, increased competition, delays in technology projects, and its ability to generate continued EBITD growth. The inherent complexity of computer software and reliance on third party software vendors to interface with the Company's systems could affect the completion of necessary "year 2000" modifications.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareowners and Board of Directors
The Kroger Co.

We have audited the accompanying consolidated balance sheet of The Kroger Co. as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 27, 1997, December 28, 1996, and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kroger Co. as of December 27, 1997 and December 28, 1996, and the consolidated results of its operations and its cash flows for the years ended December 27, 1997, December 28, 1996, and December 30, 1995, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
January 22, 1998

                           CONSOLIDATED BALANCE SHEET

                                                       DECEMBER 27,  December 28,
(In thousands of dollars)                                  1997          1996
---------------------------------------------------------------------------------
ASSETS
Current assets
 Cash................................................. $    65,484   $    67,052
 Receivables..........................................     400,529       324,050
 Inventories:
  FIFO cost...........................................   2,273,896     2,175,630
  Less LIFO reserve...................................    (467,931)     (461,689)
                                                       -----------   -----------
                                                         1,805,965     1,713,941
 Property held for sale...............................      39,672        38,333
 Prepaid and other current assets.....................     328,901       276,440
                                                       -----------   -----------
   Total current assets...............................   2,640,551     2,419,816
Property, plant and equipment, net....................   3,296,599     3,063,534
Investments and other assets..........................     364,191       409,115
                                                       -----------   -----------
   TOTAL ASSETS....................................... $ 6,301,341   $ 5,892,465
                                                       ===========   ===========
LIABILITIES
Current liabilities
 Current portion of long-term debt.................... $    14,304   $    11,642
 Current portion of obligations under capital leases..      10,031         9,501
 Accounts payable.....................................   1,781,527     1,717,308
 Other current liabilities............................   1,137,654     1,041,521
                                                       -----------   -----------
   Total current liabilities..........................   2,943,516     2,779,972
Long-term debt........................................   3,306,451     3,478,743
Obligations under capital leases......................     186,624       180,748
Deferred income taxes.................................     166,013       151,036
Other long-term liabilities...........................     483,585       483,672
                                                       -----------   -----------
   TOTAL LIABILITIES..................................   7,086,189     7,074,171
                                                       -----------   -----------
SHAREOWNERS' DEFICIT
Common capital stock, par $1
 Authorized: 350,000,000 shares
 Issued: 1997--277,153,260 shares
1996--272,923,042 shares..............................     728,644       658,230
Accumulated deficit...................................  (1,184,394)   (1,596,050)
Common stock in treasury, at cost
1997--22,182,650 shares
1996--19,163,712 shares...............................    (329,098)     (243,886)
                                                       -----------   -----------
   TOTAL SHAREOWNERS' DEFICIT.........................    (784,848)   (1,181,706)
                                                       -----------   -----------
   TOTAL LIABILITIES AND SHAREOWNERS' DEFICIT......... $ 6,301,341   $ 5,892,465
                                                       ===========   ===========
---------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT Years Ended December 27, 1997, December 28, 1996, and December 30, 1995

                                             1997         1996         1995
(In thousands, except per share amounts)  (52 WEEKS)   (52 Weeks)   (52 Weeks)
--------------------------------------------------------------------------------
Sales.................................... $26,567,348  $25,170,909  $23,937,795
                                          -----------  -----------  -----------
Costs and expenses
 Merchandise costs, including warehousing
  and transportation.....................  19,996,381   19,041,465   18,098,027
 Operating, general and administrative...   4,861,426    4,616,749    4,406,445
 Rent....................................     331,012      301,629      299,828
 Depreciation and amortization...........     380,221      343,769      311,272
 Net interest expense....................     285,945      299,984      312,685
                                          -----------  -----------  -----------
   Total.................................  25,854,985   24,603,596   23,428,257
                                          -----------  -----------  -----------
Earnings before tax expense and extraor-
 dinary loss.............................     712,363      567,313      509,538
Tax expense..............................     268,331      214,578      190,672
                                          -----------  -----------  -----------
Earnings before extraordinary loss.......     444,032      352,735      318,866
Extraordinary loss, net of income tax
 benefit.................................     (32,376)      (2,862)     (16,053)
                                          -----------  -----------  -----------
   Net earnings.......................... $   411,656  $   349,873  $   302,813
                                          ===========  ===========  ===========
Accumulated Deficit
 Beginning of year....................... $(1,596,050) $(1,945,923) $(2,248,736)
 Net earnings............................     411,656      349,873      302,813
                                          -----------  -----------  -----------
 End of year............................. $(1,184,394) $(1,596,050) $(1,945,923)
                                          ===========  ===========  ===========
Basic earnings per Common Share
 Earnings before extraordinary loss .....      $ 1.75       $ 1.41       $ 1.38
 Extraordinary loss......................        (.13)        (.01)        (.07)
                                               ------       ------       ------
 Net earnings............................      $ 1.62       $ 1.40       $ 1.31
                                               ======       ======       ======
Average number of common shares used in
 basic
 calculation.............................     254,284      250,979      231,468
Diluted earnings per Common Share
 Earnings before extraordinary loss .....      $ 1.69       $ 1.36       $ 1.28
 Extraordinary loss......................        (.12)        (.01)        (.06)
                                               ------       ------       ------
 Net earnings............................      $ 1.57       $ 1.35       $ 1.22
                                               ======       ======       ======
Average number of common shares used in
 diluted
 calculation.............................     262,860      258,837      251,716

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 27, 1997, December 28, 1996, and December 30, 1995

                                                   1997        1996        1995
(In thousands of dollars)                       (52 WEEKS)  (52 Weeks)  (52 Weeks)
----------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net earnings.................................. $ 411,656   $ 349,873   $ 302,813
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
  Extraordinary loss...........................    32,376       2,862      16,053
  Depreciation and amortization................   380,221     343,769     311,272
  Amortization of deferred financing costs.....    13,907      13,004      13,189
  Loss (gain) on sale of assets................    (3,142)      4,496        (710)
  LIFO charge..................................     6,242      12,526      14,103
  Other changes, net...........................      (527)       (200)     (1,176)
  Net increase (decrease) in cash from changes
   in operating assets and liabilities.........    12,857    (226,931)    154,507
                                                ---------   ---------   ---------
   Net cash provided by operating activities...   853,590     499,399     810,051
                                                ---------   ---------   ---------
Cash Flows From Investing Activities:
 Capital expenditures..........................  (612,198)   (733,883)   (726,142)
 Proceeds from sale of assets..................    24,657       9,242      49,530
 (Increase) decrease in property held for sale.    (4,165)        580       2,942
 (Increase) decrease in other investments......    12,269    (132,796)      8,106
                                                ---------   ---------   ---------
   Net cash used by investing activities.......  (579,437)   (856,857)   (665,564)
                                                ---------   ---------   ---------
Cash Flows From Financing Activities:
 Debt prepayment costs.........................    (8,012)     (4,196)    (22,244)
 Financing charges incurred....................   (27,210)    (17,927)     (6,716)
 Principal payments under capital lease
  obligations..................................    (9,662)     (9,229)     (8,780)
 Proceeds from issuance of long-term debt......   662,322     382,161     113,246
 Reductions in long-term debt..................  (831,952)   (235,214)   (304,234)
 Outstanding checks............................   (17,493)    181,993      38,918
 Proceeds from issuance of capital stock.......    41,498      48,120      38,602
 Capital stock reacquired......................   (85,212)       (254)       (217)
                                                ---------   ---------   ---------
   Net cash provided (used) by financing
    activities.................................  (275,721)    345,454    (151,425)
                                                ---------   ---------   ---------
Net decrease in cash and temporary cash
 investments...................................    (1,568)    (12,004)     (6,938)
Cash and Temporary Cash Investments:
 Beginning of year.............................    67,052      79,506      86,444
                                                ---------   ---------   ---------
 End of year................................... $  65,484   $  67,052   $  79,506
                                                =========   =========   =========
Increase (Decrease) In Cash From Changes In
 Operating Assets And Liabilities:
 Inventories (FIFO)............................ $ (98,266)  $(140,750)  $  10,396
 Receivables...................................   (76,478)    (35,983)    (18,207)
 Prepaid and other current assets..............   (53,476)   (120,641)     (3,992)
 Accounts payable..............................    81,712     (83,808)     98,681
 Other current liabilities.....................    51,534      76,423      43,501
 Deferred income taxes.........................    65,354      45,665     (10,008)
 Other liabilities.............................    42,477      32,163      34,136
                                                ---------   ---------   ---------
                                                $  12,857   $(226,931)  $ 154,507
                                                =========   =========   =========
----------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All dollar amounts are in thousands except per share amounts.

ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements:

 Principles of Consolidation
The consolidated financial statements include the Company and all of its subsidiaries. Certain prior year amounts have been restated to conform to current year presentation.

 Pervasiveness of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

 Segments of Business
The Company operates primarily in one business segment--retail food and drug stores, predominately in the Midwest and South as well as Colorado, Arizona, and Kansas. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. The Company also manufactures and processes food for sale by its supermarkets and others and operates convenience stores.

 Inventories
Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 90% of inventories for 1997 and 88% of inventories for 1996 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method.

 Property Held for Sale
Property held for sale includes the net book value of property, plant and equipment that the Company plans to sell. The property is valued at the lower of cost or market on an individual property basis.

 Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed principally using the straight-line method over the estimated useful lives of individual assets, composite group lives or the initial or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from ten to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years.

 Interest Rate Protection Agreements
The Company uses interest rate swaps and caps to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements currently as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the related agreements.

 Advertising Costs
The Company's advertising costs are predominately expensed as incurred and included in "operating, general and administrative expenses." Advertising expenses amounted to $312,000, $302,000, and $281,000 for 1997, 1996, and 1995,
respectively.

 Deferred Income Taxes
Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. The types of differences that give rise to significant portions of deferred income tax liabilities or assets relate to: property, plant and equipment; inventories and other charges; and accruals for compensation-related costs. Deferred income taxes are classified as a net current and noncurrent asset or liability based on the classification of the related asset or liability for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. (See Taxes Based on Income footnote.)

 Consolidated Statement of Cash Flows
For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments. Outstanding checks, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment.

Cash paid during the year for interest and income taxes was as follows:

                                                        1997     1996     1995
                                                      --------------------------
Interest............................................. $304,176 $304,240 $322,411
Income taxes.........................................  154,025  166,732  175,151

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

                                                          1997         1996
                                                       ------------------------
Land.................................................. $   352,319  $   308,451
Buildings and land improvements.......................   1,263,700    1,034,441
Equipment.............................................   3,106,548    2,895,826
Leaseholds and leasehold improvements.................     908,948      807,422
Construction-in-progress..............................     278,821      417,080
Leased property under capital leases..................     272,911      263,398
                                                       -----------  -----------
                                                         6,183,247    5,726,618
Accumulated depreciation and amortization.............  (2,886,648)  (2,663,084)
                                                       -----------  -----------
                                                       $ 3,296,599  $ 3,063,534
                                                       ===========  ===========

Approximately $369,295 and $461,285, original cost, of Property, Plant and Equipment collateralizes certain mortgage obligations at 1997 and 1996, respectively.

INVESTMENTS AND OTHER ASSETS

Investments and other assets consists of:

                                                                 1997     1996
                                                               -----------------
Deferred financing costs...................................... $ 59,939 $ 90,171
Goodwill......................................................   39,119   39,745
Investments in Debt Securities................................  155,141  152,675
Other.........................................................  109,992  126,524
                                                               -------- --------
                                                               $364,191 $409,115
                                                               ======== ========

The Company is amortizing deferred financing costs using the interest method. Substantially all goodwill is amortized on the straight-line method over 40 years.

OTHER CURRENT LIABILITIES

Other current liabilities consists of:

                                                             1997       1996
                                                          ---------------------
Salaries and wages....................................... $  300,202 $  292,393
Taxes, other than income taxes...........................    147,905    146,781
Interest.................................................     36,699     39,202
Other....................................................    652,848    563,145
                                                          ---------- ----------
                                                          $1,137,654 $1,041,521
                                                          ========== ==========

TAXES BASED ON INCOME

The provision for taxes based on income consists of:

                                                     1997      1996      1995
                                                   ----------------------------
Federal
 Current.......................................... $173,715  $146,296  $178,936
 Deferred.........................................   65,354    43,638   (10,008)
                                                   --------  --------  --------
                                                    239,069   189,934   168,928
State and local...................................   29,262    24,644    21,744
                                                   --------  --------  --------
                                                    268,331   214,578   190,672
Tax credit from extraordinary loss................  (19,427)   (1,792)  (10,263)
                                                   --------  --------  --------
                                                   $248,904  $212,786  $180,409
                                                   ========  ========  ========

Targeted job tax credits reduced the tax provision by $1,206 in 1995.

A reconciliation of the statutory federal rate and the effective rate is as follows:

                                                               1997  1996  1995
                                                               ----------------
Statutory rate................................................ 35.0% 35.0% 35.0%
State income taxes, net of federal tax benefit................  2.7   2.8   2.8
Tax credits...................................................  (.2)  (.2)  (.4)
Other, net....................................................   .2    .2
                                                               ----  ----  ----
                                                               37.7% 37.8% 37.4%
                                                               ====  ====  ====

The tax effects of significant temporary differences that comprise deferred tax balances were as follows:

                                                            1997       1996
-------------------------------------------------------------------------------
 Current deferred tax assets:
  Compensation related costs............................. $  32,772  $  27,873
  Insurance related costs................................    35,971     33,109
  Inventory related costs................................    16,257     19,092
  Other..................................................    18,001     19,844
                                                          ---------  ---------
                                                            103,001     99,918
                                                          ---------  ---------
 Current deferred tax liabilities:
  Compensation related costs.............................   (85,913)   (63,691)
  Lease accounting.......................................    (4,128)    (3,680)
  Inventory related costs................................   (62,830)   (33,116)
  Other..................................................    (9,658)    (8,582)
                                                          ---------  ---------
                                                           (162,529)  (109,069)
                                                          ---------  ---------
 Current deferred taxes, net............................. $ (59,528) $  (9,151)
                                                          =========  =========
 Long-term deferred tax assets:
  Compensation related costs............................. $ 130,825  $ 125,466
  Insurance related costs................................    37,788     43,492
  Lease accounting.......................................    25,110     24,214
  Other..................................................    20,692     15,466
                                                          ---------  ---------
                                                            214,415    208,638
                                                          ---------  ---------
 Long-term deferred tax liabilities:
  Depreciation...........................................  (339,951)  (312,546)
  Compensation related costs.............................   (10,328)   (14,239)
  Lease accounting.......................................      (740)    (1,863)
  Deferred charges.......................................    (6,653)    (7,471)
  Other..................................................   (22,756)   (23,555)
                                                          ---------  ---------
                                                           (380,428)  (359,674)
                                                          ---------  ---------
 Long-term deferred taxes, net........................... $(166,013) $(151,036)
                                                          =========  =========

DEBT OBLIGATIONS

Long-term debt consists of:

                                                              1997       1996
                                                           ---------- ----------
Five-Year Credit Agreement...............................  $1,262,058
Variable Rate Revolving Credit Facility, due 2002........             $1,001,459
Credit Facility..........................................                110,000
9 1/4% Senior Secured Debentures, due 2005...............     100,648    107,648
8 1/2% Senior Secured Debentures, due 2003...............     197,845    200,000
8.15% Senior Notes due 2006..............................     240,000    240,000
7.65% Senior Notes due 2007..............................     200,000
9 3/4% Senior Subordinated Debentures, due 2004..........                 96,008
9 3/4% Senior Subordinated Debentures, due 2004, Series
 B.......................................................                 46,050
9 7/8% Senior Subordinated Debentures, due 2002..........      81,530     83,065
6 3/4% to 9 5/8% Senior Subordinated Notes, due 1999 to
 2009....................................................     171,909    346,064
10% Senior Subordinated Notes, due 1999..................     123,861    124,703
10% Mortgage loans, with semi-annual payments due through
 2004....................................................     426,219    605,665
4 9/10% to 8 5/8% Industrial Revenue Bonds, due in vary-
 ing amounts through 2021................................     201,030    203,785
7 7/8% to 10 1/4% mortgages, due in varying amounts
 through 2017............................................     267,368    280,711
3 1/2% to 10 1/4% notes, due in varying amounts through
 2017....................................................      48,287     45,227
                                                           ---------- ----------
Total debt...............................................   3,320,755  3,490,385
Less current portion.....................................      14,304     11,642
                                                           ---------- ----------
Total long-term debt.....................................  $3,306,451 $3,478,743
                                                           ========== ==========

The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1997 are:

        1998.................................................... $   14,304
        1999.................................................... $  164,835
        2000.................................................... $   10,613
        2001.................................................... $   14,274
        2002.................................................... $1,430,342

The Company has purchased a portion of the debt issued by the lenders of certain of its structured financings in an effort to effectively further reduce the Company's interest expense. Excluding the debt incurred to make these purchases, which are classified as investments, the Company's total debt would be $155,141 less or $3,165,614 for 1997 and $152,675 less or $3,337,710 for
1996.

 364-Day Credit Agreement and Five-Year Credit Agreement
The Company has outstanding a 364-Day Credit Agreement and a Five-Year Credit Agreement dated as of May 28, 1997 (collectively the "Credit Agreement"). The following constitutes only a summary of the principal terms and conditions of the Credit Agreement. Reference is directed to the Credit Agreement attached as an exhibit to the Company's Current Report on Form 8-K dated June 2, 1997.
The 364-Day facility is a revolving credit facility in the amount of $500,000, that terminates on May 27, 1998, unless extended in accordance with its terms. It may be converted into a term loan maturing two years after the conversion unless earlier terminated by the Company as provided in the Credit Agreement. The Five-Year facility is a revolving credit facility in the amount of $1,500,000. It terminates on May 28, 2002, unless extended or earlier terminated by the Company as provided in the Credit Agreement.

 Interest Rates
Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus an Applicable Margin.
The Applicable Margin for the 364-Day facility varies from .125% to .200% prior to conversion to a term loan facility and thereafter, if exercised by the Company, from .175% to .300%. The Applicable Margin for the Five-Year facility varies from .105% to .175%. In addition, the Company pays a Facility Fee ranging from .050% to .100% on the entire amount of the 364-Day facility and a Facility Fee ranging from .070% to .125% on the entire amount of the Five-Year facility. Both the Applicable Margin and the Facility Fee vary based on the Company's achievement of a financial ratio. As of December 27, 1997, the Applicable Margin for the 364-Day facility was .155% and for the Five-Year facility was .135%. The Facility Fee for the 364-Day facility was .070% and for the Five-Year facility was .090%.

 Prepayment
The Company may prepay the Credit Agreement, in whole or in part, at any time, without a prepayment penalty.

 Certain Covenants
The Credit Agreement contains covenants which, among other things, (i) restrict dividends; (ii) restrict mergers and consolidations; (iii) restrict certain sales of assets; (iv) restrict changes in accounting treatment and reporting practices except as permitted under generally accepted accounting principles; and (v) require the maintenance of certain financial ratios and levels, including fixed charge coverage ratios and leverage ratios.

 9 1/4% Senior Secured Debentures
On January 25, 1993, the Company issued $200,000 of 9 1/4% Senior Secured Debentures. This issue was redeemed effective January 2, 1998 at 104.625%.

 8 1/2% Senior Secured Debentures
On July 1, 1993, the Company issued $200,000 of 8 1/2% Senior Secured Debentures (the "8 1/2% Senior Secureds"). The 8 1/2% Senior Secureds become due on June 15, 2003. The 8 1/2% Senior Secureds are redeemable at any time on or after June 15, 1998, in whole or in part at the option of the Company. The redemption price commences at 104.250% and is reduced by 1.4165% annually until June 15, 2001, when the redemption price is 100%. These debentures were originally secured. On April 29, 1996, all collateral was released pursuant to the terms of the indenture.

 Senior Subordinated Indebtedness
Senior Subordinated Indebtedness consists of the following: (i) $250,000 9 7/8% Senior Subordinated Debentures due August 1, 2002, redeemable at any time on or after August 1, 1999, in whole or in part at the option of the Company at par (the Company has repurchased $168,470 of the 9 7/8% Senior Subordinated Debentures in total, $1,535 in 1997); (ii) $355,774 6 3/4% to 9 5/8% Senior
Subordinated Notes due March 15, 1999 to October 15, 2009, with portions of these issues subject to early redemption by the Company at varying times and premiums (the Company has repurchased or redeemed $183,865 of the notes in total, $174,155 in 1997); (iii) $250,000 10% Senior Subordinated Notes due May 1, 1999. This issue is not subject to early redemption by the Company (the Company has repurchased $126,139 of the 10% Senior Subordinated Notes in total, $842 in 1997).

 Redemption Event
Subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

 Mortgage Financing
During 1989 the Company completed a $612,475, 10% mortgage financing of 127 of its retail properties, distribution warehouse facilities, food processing facilities and other properties (the "Properties"), with a net book value of $325,327 held by 13 newly formed wholly-owned subsidiaries. The wholly-owned subsidiaries mortgaged the Properties, which are leased to the Company or affiliates of the Company, to a newly formed special purpose corporation, Secured Finance Inc.
The mortgage loans had an original maturity of 15 years. The Properties are subject to the liens of Secured Finance Inc. The mortgage loans are subject to semi-annual payments of interest and principal on $150,000 of the borrowing based on a 30-year payment schedule and interest only on the remaining $462,475 principal amount. The unpaid principal amount will be due on December 15, 2004. During 1997 the Company prepaid 35 mortgages with an original balance of $150,347. The mortgage balances at the time of the prepayment totaled $148,315. Pursuant to the terms of the mortgages a 20% premium payment was required. The premium totaled $29,663 and was applied, on a pro-rata basis, to the 92 remaining mortgage loans.
Subsequent to the prepayment the remaining mortgage loans totaled $426,219. The remaining mortgage loans are subject to semi-annual payments of interest and principal on $99,095 based on the original 30-year payment schedule, adjusted for the pre-payment, and interest only on the remaining $327,124 principal amount.

 Commercial Paper
Under the Credit Agreement the Company is permitted to issue up to $2,000,000 of unrated commercial paper and borrow up to $2,000,000 from the lenders under the Credit Agreement on a competitive bid basis. The total of unrated commercial paper, $84,000 at December 27, 1997, and competitive bid borrowings, $282,000 at December 27, 1997, however, may not exceed $2,000,000. All commercial paper and competitive bid borrowings must be supported by availability under the Credit Agreement. These borrowings have been classified as long-term because the Company expects that during 1998 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance the short-term borrowings under the Five-Year facility of the Credit Agreement which matures May 28, 2002.

 Interest Rate Protection Program
The Company uses derivatives to limit its exposure to rising interest rates. The guidelines the Company follows are: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $1,000,000 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status. The Company's compliance with these guidelines is reviewed semi-annually with the Financial Policy Committee of the Company's Board of Directors.

The table below indicates the types of swaps used, their duration, and their respective interest rates. The variable component of each interest rate derivative is based on the 6 month LIBOR using the forward yield curve as of December 27, 1997.

                                                            1997        1996
                                                         ----------  ----------
Receive fixed swaps
 Notional amount........................................ $1,085,000  $1,085,000
 Duration in years......................................        3.0         4.0
 Average receive rate...................................       6.33%       6.33%
 Average pay rate.......................................       5.79%       5.77%
Receive variable swaps
 Notional amount........................................ $1,250,000  $1,150,000
 Duration in years......................................        2.7         3.7
 Average receive rate...................................       5.83%       5.75%
 Average pay rate.......................................       6.92%       6.96%
Interest rate caps
 Notional amount........................................ $  200,000  $  450,000
 Duration in years......................................         .9         1.3
 Average receive rate...................................       5.81%       5.65%

In addition, as of December 27, 1997, the Company hedged $200,000 of fixed rate debt expected to be issued in 1998 by swapping $100,000 of 7 year variable rate debt and $100,000 of 10 year variable rate debt for a 6.75% fixed rate. Based on the terms of the agreements the Company expects the hedges to be terminated during 1998. Any gain or loss from the hedges will be deferred and amortized over the shorter of the life of the fixed rate debt or the terminated hedges.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Long-term Investments
The fair values of these investments are estimated based on quoted market prices for those or similar investments.

 Long-term Debt
The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues.

 Interest Rate Protection Agreements
The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective years-end. If the swaps and caps were cancelled as of the respective years-end the result would have been a net cash outflow for 1997 and 1996. The swaps and caps are linked to the Company's debt portfolio. (See Accounting Policies and Debt Obligations footnotes.)
The estimated fair values of the Company's financial instruments are as follows:

                                         1997                   1996
                                 ---------------------  ---------------------
                                            ESTIMATED              ESTIMATED
                                  CARRYING     FAIR      CARRYING     FAIR
                                   VALUE      VALUE       VALUE      VALUE
                                 ---------- ----------  ---------- ----------
Long-term investments for which
 it is
 Practicable.................... $  167,609 $  168,512  $  154,748 $  154,645
 Not Practicable................ $   33,605 $      --   $   31,576 $      --
Long-term debt for which it is
 Practicable.................... $1,542,012 $1,674,983  $1,849,203 $1,980,925
 Not Practicable................ $1,778,743 $      --   $1,641,182 $      --
Interest Rate Protection Agree-
 ments
 Receive fixed swaps............ $      --  $   11,307  $      --  $    4,900
 Receive variable swaps......... $      --  $  (42,016) $      --  $  (37,311)
 Interest rate caps............. $    1,130 $      434  $    3,854 $    2,807
                                 ---------- ----------  ---------- ----------
                                 $    1,130 $  (30,275) $    3,854 $  (29,604)
                                 ========== ==========  ========== ==========

The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market.
It was not practicable to estimate the fair value of $1,262,058 of long-term debt outstanding under the Company's Credit Agreement. There is no liquid market for this debt. The remaining long-term debt that it was not practicable to estimate relates to Industrial Revenue Bonds of $201,030, various mortgages of $267,368, and other notes of $48,287 for which there is no market.

LEASES

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Certain of the leases provide for contingent payments based on a percent of sales.
Rent expense (under operating leases) consists of:

                                                        1997     1996     1995
                                                      -------- -------- --------
Minimum rentals...................................... $321,782 $291,256 $288,961
Contingent payments..................................    9,230   10,373   10,867
                                                      -------- -------- --------
                                                      $331,012 $301,629 $299,828
                                                      ======== ======== ========

Assets recorded under capital leases consists of:

                                                              1997      1996
                                                            --------  ---------
Distribution and manufacturing facilities.................. $ 30,382  $  30,381
Store facilities...........................................  242,529    233,017
Less accumulated amortization.............................. (123,891)  (118,589)
                                                            --------  ---------
                                                            $149,020  $ 144,809
                                                            ========  =========

Minimum annual rentals for the five years subsequent to 1997 and in the aggregate are:

                                                            CAPITAL  OPERATING
                                                             LEASES    LEASES
                                                            -------- ----------
1998....................................................... $ 33,201 $  311,199
1999.......................................................   32,912    289,903
2000.......................................................   31,968    266,225
2001.......................................................   30,909    246,497
2002.......................................................   29,848    230,057
Thereafter.................................................  259,263  1,985,448
                                                            -------- ----------
                                                             418,101 $3,329,329
                                                                     ==========
Less estimated executory costs included in capital leases..   18,484
                                                            --------
Net minimum lease payments under capital leases............  399,617
Less amount representing interest..........................  202,962
                                                            --------
Present value of net minimum lease payments under capital
 leases.................................................... $196,655
                                                            ========

EXTRAORDINARY LOSS

The extraordinary loss in 1997, 1996, and 1995 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

EARNINGS PER COMMON SHARE

Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options. Diluted earnings per common share for 1995 is computed by adjusting both earnings before extraordinary loss and shares outstanding as if the September 1995 conversion of the 6 3/8% Convertible Junior Subordinated Notes occurred on the first day of the year.
Earnings per share calculations have been made in compliance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 became effective for fourth quarter 1997 calculations. Prior year calculations have been restated to reflect the adoption of SFAS 128.
On March 20, 1997, the Company's Board of Directors declared a 2-for-1 stock split to shareholders of record at the close of business on April 7, 1997. All share amounts prior to this date have been restated to reflect this stock split.

The following table provides a reconciliation of earnings before extraordinary loss and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

                             FOR THE YEAR ENDED       FOR THE YEAR ENDED       FOR THE YEAR ENDED
                             DECEMBER 27, 1997        DECEMBER 28, 1996        DECEMBER 30, 1995
                          ------------------------ ------------------------ ------------------------
                           INCOME   SHARES   PER-   INCOME   SHARES   PER-   INCOME   SHARES   PER-
                          (NUMER-  (DENOMI- SHARE  (NUMER-  (DENOMI- SHARE  (NUMER-  (DENOMI- SHARE
                           ATOR)    NATOR)  AMOUNT  ATOR)    NATOR)  AMOUNT  ATOR)    NATOR)  AMOUNT
                          -------- -------- ------ -------- -------- ------ -------- -------- ------
Basic EPS
---------
Earnings before extraor-
 dinary loss............  $444,032 254,284  $1.75  $352,735 250,979  $1.41  $318,866 231,468  $1.38
                                            =====                    =====                    =====
Effect of Dilutive Secu-
 rities
------------------------
 Stock option awards....             8,576                    7,858                    6,258
 Convertible debenture..                                                       3,590  13,990
Diluted EPS
-----------
 Income available to
  shareholders plus as-
  sumed                   -------- -------         -------- -------         -------- -------
  conversions...........  $444,032 262,860  $1.69  $352,735 258,837  $1.36  $322,456 251,716  $1.28
                          ======== =======  =====  ======== =======  =====  ======== =======  =====

PREFERRED STOCK

The Company has authorized 5,000,000 shares of voting cumulative preferred stock; 2,000,000 were available for issuance at December 27, 1997. The stock has a par value of $100 and is issuable in series.

COMMON STOCK

The Company has authorized 350,000,000 shares of $1 par common stock. The main trading market for the Company's common stock is the New York Stock Exchange, where it is listed under the symbol KR. For the three years ended December 27, 1997, changes in common stock were:

                                             ISSUED            IN TREASURY
                                      -------------------- --------------------
                                        SHARES     AMOUNT    SHARES     AMOUNT
                                      -----------------------------------------
December 31, 1994...................  241,146,296 $338,568 19,152,462  $243,516
Exercise of stock options including
 restricted stock grants............    5,013,334   40,017     16,240       272
Shares issued on conversion of Con-
 vertible Junior Subordinated Notes.   21,396,212  196,451    (16,802)     (157)
Tax benefit from exercise of non-
 qualified stock options............                11,505
                                      ----------- -------- ----------  --------
December 30, 1995...................  267,555,842  586,541 19,151,900   243,631
Exercise of stock options including
 restricted stock grants............    5,367,200   50,091     11,812       255
Tax benefit from exercise of non-
 qualified stock options............                21,598
                                      ----------- -------- ----------  --------
December 28, 1996...................  272,923,042  658,230 19,163,712   243,886
Exercise of stock options including
 restricted stock grants............    4,230,218   43,693       (605)      280
Open market purchases...............                        3,019,543    84,932
Tax benefit from exercise of non-
 qualified stock options............                26,721
                                      ----------- -------- ----------  --------
December 27, 1997...................  277,153,260 $728,644 22,182,650  $329,098
                                      =========== ======== ==========  ========

STOCK OPTION PLANS

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of 1,000 shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At December 27, 1997, 7,997,891 shares of common stock were available for future options. Options generally will expire 10 years from the date of grant. Options vest in one year to five years or, for 511,000 shares, upon the Company's stock reaching certain pre-determined market prices. All grants outstanding become immediately exercisable upon certain changes of control of the Company.
Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                                WEIGHTED AVERAGE
                                                 SHARES SUBJECT   OF EXERCISE
                                                   TO OPTION    PRICE OF OPTIONS
                                                 -------------------------------
Outstanding, December 31, 1994..................   24,611,764       $  8.72
Granted.........................................    5,549,300       $ 12.85
Exercised.......................................   (4,678,780)      $  8.45
Cancelled or expired............................     (155,230)      $  7.09
                                                   ----------
Outstanding, December 30, 1995..................   25,327,054       $  9.68
Granted.........................................    5,687,020       $ 20.71
Exercised.......................................   (5,339,416)      $  9.04
Cancelled or expired............................     (183,518)      $ 16.12
                                                   ----------
Outstanding, December 28, 1996..................   25,491,140       $ 12.23
Granted.........................................    3,110,560       $ 26.67
Exercised.......................................   (4,229,352)      $  9.89
Cancelled or expired............................     (210,670)      $ 12.53
                                                   ----------
Outstanding, December 27, 1997..................   24,161,678       $ 14.50
                                                   ==========

The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted net earnings per share would have been reduced by approximately $13,616, or $.05 per share, $12,800, or $.05 per share and $5,200 or $.04 per share, for 1997, 1996 and 1995, respectively. The weighted average fair value of the options granted during 1997, 1996, and 1995 was estimated as $10.82, $5.89 and $3.96, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: volatility of 24.0%, 22.7% and 26.6% for 1997, 1996 and 1995, respectively; risk-free interest rate of 5.7%, 6.3% and 6.4% for 1997, 1996 and 1995, respectively; and an expected term of approximately 5.4 years for 1997 and 3.3 years for both 1996 and 1995. A summary of options outstanding and exercisable at December 27, 1997 follows:

                       OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
               ------------------------------------ ------------------------
                               WEIGHTED-
                                AVERAGE   WEIGHTED-                WEIGHTED-
  RANGE OF         NUMBER      REMAINING   AVERAGE     OPTIONS      AVERAGE
  EXERCISE      OUTSTANDING   CONTRACTUAL EXERCISE   EXERCISABLE   EXERCISE
    PRICE      AS OF 12/27/97    LIFE       PRICE   AS OF 12/27/97   PRICE
---------------------------------------------------------------------------
$ 2.46-$ 7.85     4,244,086      3.06      $ 6.41      4,244,086    $ 6.41
$ 8.10-$10.57     2,669,430      4.42        9.34      2,669,430      9.34
$11.69-$11.69     3,096,529      6.39       11.69      3,096,529     11.69
$11.72-$12.66     2,130,366      3.48       11.74      2,130,366     11.74
$12.75-$20.41     4,188,380      7.31       12.75      3,340,949     12.75
$20.75-$26.13     4,848,391      8.30       20.75      2,637,430     20.75
$26.88-$36.47     2,984,496      9.39       26.99          8,875     26.88
                 ----------                           ----------
                 24,161,678                           18,127,665
                 ==========                           ==========

At December 28, 1996 and December 30, 1995, options for 16,906,890 shares and 17,738,446 shares, respectively, were exercisable at a weighted average exercise price of $9.44 and $8.52, respectively.
Also, the Company may grant restricted stock awards to eligible employee participants. In general, a restricted stock award entitles an employee to receive a stated number of shares of common stock of the Company subject to forfeiture if the employee fails to remain in the continuous employ of the Company for a stipulated period. The holder of an award is entitled to the rights of a shareowner except that the restricted shares and the related rights to vote or receive dividends may not be transferred. The award is charged to earnings over the period in which the employee performs services and is based upon the market value of common stock at the date of grant for those grants without performance contingencies. As of December 27, 1997 and December 28, 1996, awards related to 354,850 and 357,804 shares, respectively, were outstanding. Of the awards outstanding at December 27, 1997 and December 28, 1996, 200,000 shares are contingent on the attainment of certain performance objectives. The charge to earnings for grants with performance-contingent vesting includes share appreciation between the grant date and the vesting date.
Incentive shares may be granted under the 1994 plan, which consist of shares of common stock issued subject to achievement of performance goals. No incentive shares were outstanding as of December 27, 1997 and December 28, 1996.

CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.
Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.
The principal contingencies are described below:

Income Taxes--The Company has closed all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for tax years 1984-1992. With one exception, all issues have been resolved for tax years 1984-1989. A second issue remains unresolved for tax years 1990-1992. Efforts to resolve the issue for tax years 1984-1986 with the Appeals Division of the Internal Revenue Service were unsuccessful. As a result the Company filed a petition with the United States Tax Court in Washington, D.C. Litigation was completed in November 1995 and a decision was rendered in January 1997 in favor of the Company. The Commissioner of Internal Revenue has appealed this case to the United States Court of Appeals for the Sixth Circuit. The issue before the court is being held in abeyance for tax years 1987-1992 pending the ultimate outcome of this appeal. The other issue for tax years 1990-1992 is being temporarily held in abeyance by the Internal Revenue Service. The Company has provided for this and other tax contingencies.

Insurance--The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation--The Company is involved in various legal actions arising in the normal course of business. Management is of the opinion that their outcome will not have a material adverse effect on the Company's financial position or results of operations.

WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company's common stock. The Plan was amended and restated as of April 4, 1997. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of the Company's common stock or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company's assets or earning power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights are subject to adjustment and expire March 19, 2006. This summary description of the Plan is qualified in its entirety by the terms of the plan more particularly set forth in the Company's Form 8-A/A dated April 4, 1997.

PENSION PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan. Employees are eligible to participate upon the attainment of age 21 (25 for participants prior to January 1, 1986) and the completion of one year of service, and benefits are based upon final average salary and years of service. Vesting is based upon years of service.
The Company-administered pension benefit obligations and the assets were valued as of the end of 1997 and 1996. Substantially all plan assets are invested in cash and short-term investments or listed stocks and bonds, including $135,274 and $94,229 of common stock of The Kroger Co. at the end of 1997 and 1996, respectively. The status of the plans at the end of 1997 and 1996 was:

                                                                1997      1996
                                                             -------------------
Actuarial present value of benefit obligations:
 Vested employees........................................... $  768,261 $686,203
 Non-vested employees.......................................     50,499   40,837
                                                             ---------- --------
 Accumulated benefit obligations............................    818,760  727,040
 Additional amounts related to projected salary increases...    124,696  147,057
                                                             ---------- --------
 Projected benefit obligations..............................    943,456  874,097
Plan assets at fair value...................................  1,095,118  947,725
                                                             ---------- --------
Plan assets in excess of projected benefit obligations...... $  151,662 $ 73,628
                                                             ========== ========
Consisting of:
 Unamortized transitional asset............................. $    5,914 $ 14,456
 Unamortized prior service cost and net gain................    132,369   40,860
 Adjustment required to recognize minimum liability.........     12,398   13,619
 Prepaid pension cost in Consolidated Balance Sheet.........        981    4,693
                                                             ---------- --------
                                                             $  151,662 $ 73,628
                                                             ========== ========

The components of net periodic pension expense (income) for 1997, 1996 and 1995 are as follows:

                                                 1997       1996       1995
                                               -------------------------------
Service cost.................................. $  26,682  $  25,977  $  20,249
Interest cost.................................    67,701     61,090     57,218
Return on assets..............................  (191,755)  (110,819)  (211,942)
Net amortization and deferral.................   105,055     28,785    131,360
                                               ---------  ---------  ---------
Net periodic pension expense (income) for the
 year......................................... $   7,683  $   5,033  $  (3,115)
                                               =========  =========  =========
Assumptions:
 Discount rate................................      7.25%      7.75%      7.25%
 Salary Progression rate......................      3.75%      4.75%      4.25%
 Long-term rate of return on plan assets......       9.5%       9.5%       9.5%

1997 and 1996 assumptions represent the rates in effect at the end of the fiscal year. These rates were used to calculate the actuarial present value of the benefit obligations at December 27, 1997 and December 28, 1996, respectively. However, for the calculation of periodic pension expense for 1997 and 1996 the assumptions in the table above for 1996 and 1995, respectively, were used. The 1998 calculation of periodic pension expense will be based on the assumptions in the table above for 1997.
The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1997, 1996 and 1995 was $22,445, $21,278 and $24,902, respectively.
The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1997, 1996 and 1995 were $83,506, $88,758 and $90,872, respectively. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits relating to the multi-employer plans is not available.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid. For 1997, 1996, and 1995, the combined payments for these benefits were $13,304, $10,634 and $10,025, respectively.
The following table sets forth the postretirement benefit plans combined status at December 27, 1997 and December 28, 1996:

                                                                1997     1996
                                                              -------- --------
Accumulated postretirement benefit obligation (APBO)
 Retirees.................................................... $105,678 $ 96,262
 Fully eligible active participants..........................   40,542   53,387
 Other active participants...................................   84,522  103,523
                                                              -------- --------
                                                               230,742  253,172
 Unrecognized net gain.......................................   75,389   59,762
                                                              -------- --------
 Accrued postretirement benefit cost......................... $306,131 $312,934
                                                              ======== ========

The components of net periodic postretirement benefit costs are as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
Service costs (benefits attributed to employee serv-
 ices during the year)..............................  $ 9,463  $ 9,557  $ 9,344
Interest cost on accumulated postretirement benefit
 obligations........................................   19,608   18,006   20,662
Net amortization and deferral.......................   (2,586)    (991)    (725)
                                                      -------  -------  -------
                                                      $26,485  $26,572  $29,281
                                                      =======  =======  =======

The significant assumptions used in calculating the APBO are as follows:

                                                        HEALTH CARE TREND RATE
                                                       -------------------------
                                              DISCOUNT                  YEARS TO
                                                RATE   INITIAL ULTIMATE ULTIMATE
                                              -------- ------- -------- --------
Year-end 1995................................  7.25%    10.0%    5.0%       7
Year-end 1996................................  7.75%     9.3%    5.0%       6
Year-end 1997................................  7.25%     5.0%    5.0%     N/A

The effect of a one percent increase in the medical trend rate is as follows:

                                                                PERIODIC
                                                                  COST    APBO
                                                         -----------------------
Year-end 1995..................................................  $4,037  $32,209
Year-end 1996..................................................  $4,114  $23,942
Year-end 1997..................................................  $2,734  $20,464


RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130. "Reporting Comprehensive Income," and No. 131 "Disclosure about Segments of an Enterprise and Related Information". The Company has not yet determined what effect, if any, these statements will have.

QUARTERLY DATA (UNAUDITED)

                                            QUARTER
                          ----------------------------------------------     TOTAL
                            FIRST       SECOND      THIRD       FOURTH       YEAR
1997                      (12 WEEKS)  (12 WEEKS)  (16 WEEKS)  (12 WEEKS)  (52 WEEKS)
--------------------------------------------------------------------------------
Sales...................  $6,139,413  $6,231,794  $7,686,639  $6,509,502  $26,567,348
Merchandise costs.......   4,626,389   4,682,365   5,789,948   4,897,679   19,996,381
Extraordinary loss......      (5,210)     (3,033)       (803)    (23,330)     (32,376)
Net earnings............      87,050     105,104      95,727     123,775      411,656
Basic earnings per com-
 mon share:
  Earnings before ex-
   traordinary loss ....         .36         .43         .38         .58         1.75
  Extraordinary loss....        (.02)       (.01)                   (.09)        (.13)
                                ----        ----        ----        ----         ----
Basic net earnings per
 common share...........         .34         .42         .38         .49         1.62
Diluted earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .35         .41         .37         .56         1.69
  Extraordinary loss....        (.02)       (.01)                   (.09)        (.12)
                                ----        ----         ---        ----         ----
Diluted net earnings per
 common share...........         .33         .40         .37         .47         1.57
1996
--------------------------------------------------------------------------------
Sales...................  $5,784,254  $5,844,366  $7,343,132  $6,199,157  $25,170,909
Merchandise costs.......   4,367,967   4,412,202   5,582,032   4,679,264   19,041,465
Extraordinary loss......      (1,084)       (766)       (928)        (84)      (2,862)
Net earnings............      75,406      77,612      71,420     125,435      349,873
Basic earnings per com-
 mon share:
  Earnings before ex-
   traordinary loss ....         .31         .31         .29         .50         1.41
  Extraordinary loss....                                (.01)                    (.01)
                                ----        ----        ----        ----         ----
Basic net earnings per
 common share...........         .31         .31         .28         .50         1.40
Diluted earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .30         .30         .28         .48         1.36
  Extraordinary loss....                                                         (.01)
                                ----        ----        ----        ----         ----
Diluted net earnings per
 common share...........         .30         .30         .28         .48         1.35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

 Common Stock Price Range

                                   1997                1996
                             ----------------   -----------------
                QUARTER       HIGH     LOW       HIGH      LOW
            -----------------------------------------------------
            1st............. 28 1/8   22 11/16  19 13/16  16 3/4
            2nd............. 29 1/8   23 13/16  22        18 3/4
            3rd............. 31 1/16  27 1/8    22 1/2    18 9/16
            4th............. 37 5/16  28 1/2    23 3/4    20 3/8

The number of shareowners of record of common stock as of March 9, 1998, was 46,973.

Under the Company's Credit Agreement dated May 28, 1997, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

                            SELECTED FINANCIAL DATA

                                               FISCAL YEARS ENDED
                         -------------------------------------------------------------------
                         DECEMBER 27,  DECEMBER 28,  DECEMBER 30,  DECEMBER 31,  JANUARY 1,
                             1997          1996          1995          1994         1994
                          (52 WEEKS)    (52 WEEKS)    (52 WEEKS)    (52 WEEKS)   (52 WEEKS)
                         -------------------------------------------------------------------
                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales................... $26,567,348   $25,170,909   $23,937,795   $22,959,122   $22,384,301
Earnings before
 extraordinary loss and
 cumulative effect of
 change in accounting...     444,032       352,735       318,866       268,903       170,805
Extraordinary loss (net
 of income tax
 benefit)(A) ...........     (32,376)       (2,862)      (16,053)      (26,707)      (23,832)
Cumulative effect of
 change in accounting
 (net of income tax
 benefit)(B)............                                                            (159,193)
Net earnings (loss).....     411,656       349,873       302,813       242,196       (12,220)
Diluted earnings (loss)
 per share
 Earnings before ex-
  traordinary loss......        1.69          1.36          1.28          1.10           .76
 Extraordinary loss(A)..        (.12)         (.01)         (.06)         (.10)         (.10)
 Cumulative effect of
  change in
  accounting(B).........                                                                (.65)
 Net earnings (loss)....        1.57          1.35          1.22          1.00           .01
Total assets............   6,301,341     5,892,465     5,044,717     4,707,674     4,480,464
Long-term obligations,
 including obligations
 under capital leases...   3,493,075     3,659,491     3,489,728     3,889,194     4,135,013
Shareowners' deficit....    (784,848)   (1,181,706)   (1,603,013)   (2,153,684)   (2,459,642)
Cash dividends per com-
 mon share..............     (C)           (C)           (C)           (C)           (C)
---------------------------------------------------------------------------------------------

(A) See Extraordinary Loss in the Notes to Consolidated Financial Statements.
(B) See Postretirement Health Care and Life Insurance Benefits in the respective year's Notes to Consolidated Financial Statements.
(C) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                               EXECUTIVE OFFICERS

WARREN F. BRYANT                      W. RODNEY MCMULLEN
President and Chief Executive         Senior Vice President and
Officer--Dillon Companies, Inc.       Chief Financial Officer

                                      JOSEPH A. PICHLER
DAVID B. DILLON                       Chairman of the Board and Chief
President and Chief Operating         Executive Officer
Officer
                                      RONALD R. RICE
PAUL W. HELDMAN                       President--Manufacturing, Senior Vice
Senior Vice President, Secretary      President
and General Counsel
                                      JAMES R. THORNE
MICHAEL S. HESCHEL                    Senior Vice President
Executive Vice President and
Chief Information Officer             LAWRENCE M. TURNER
                                      Vice President and Treasurer
LYNN MARMER
Group Vice President

DON W. McGEORGE
Senior Vice President

--------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                         Star Bank, N.A. Cincinnati
                         P.O. Box 5277
                         Cincinnati, Ohio 45201
                         Toll Free 1-800-872-3307

Questions regarding the Company's 401(k) plan should be directed to the employee's Human Resources Manager or 1-800-2KROGER.

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:                     Certificate transfer and address changes:
------------------                     -----------------------------------------
The Bank of New York                   The Bank of New York
Shareholder Relations Department-11E   Receive and Deliver Department-11W
P.O. Box 11258                         P.O. Box 11002
Church Street Station                  Church Street Station
New York, New York 10286               New York, New York 10286

The Bank's toll-free number is: 1-800-524-4458. E-mail: shareowner-svc@email.bankofny.com
Shareholder questions and requests for forms available on the Internet at: http://stock.bankofny.com

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Financial information also is available on the Internet at www.cfonews.com/kr.
--------------------------------------------------------------------------------

  The Kroger Co. . 1014 Vine Street . Cincinnati, Ohio 45202 . (513) 762-4000

DID YOU KNOW???

Your Company is the world's largest florist. Send flowers anywhere in the world by calling

1-800-334-SEND
8 AM-5 PM EST

[Graphical representation of flower}
FLOWERS FROM AROUND THE WORLD

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS

FOR all nominees
listed below

WITHHOLD AUTHORITY to vote
for all nominees listed below

*EXCEPTIONS

Nominees: John L. Clendenin, David B. Dillon, Patricia Shontz Longe, Thomas H. O'Leary, and James D. Woods.

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the Exceptions box and write that nominee's name on the space provided below.) *EXCEPTIONS

2. Approve increase in authorized shares of Common Stock.

     FOR          AGAINST          ABSTAIN

3. Approval of Coopers & Lybrand L.L.P., as auditors.

     FOR          AGAINST          ABSTAIN


If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.

Change of Address and
or Comments Mark Here

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Dated:  , 1998


Signature


Signature

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Votes MUST be indicated
(x) in Black or Blue ink.

Notice of Annual Meeting of Shareholders
Cincinnati, Ohio, April 13, 1998
To All Shareholders
of The Kroger Co.:
The annual meeting of shareholders of The Kroger Co. will be held at the OMNI NETHERLAND PLAZA, 35 W. 5TH Street, Cincinnati, Ohio, on May 14, 1998, at
10 A.M., for the following purposes:

1. To elect five directors to serve until the annual meeting of shareholders in 2001 or until their successors have been elected and qualified;

2. To consider and act upon a proposal to authorize an amendment to the Amended Articles of Incorporation to increase the authorized shares of Common Stock from 350,000,000 to 1,000,000,000;

3. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1998; and

4. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.

Holders of common shares of record at the close of business on March 17, 1998, will be entitled to vote at the meeting.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     By order of the Board of Directors,
     Paul W. Heldman, Secretary

FOLD AND DETACH HERE

THE KROGER CO.
PROXY
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting to be Held May 14, 1998

The undersigned hereby appoints each of JOSEPH A. PICHLER, JOHN T. LA MACCHIA and T. BALLARD MORTON, JR., or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, including the discretion to cumulate votes and FOR Proposals 2 and 3.

(continued, and to be signed, on other side)

THE KROGER CO.
P.O. BOX 11127
NEW YORK, N.Y. 10203-0127